UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.  )
Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12
BRAZE, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check all boxes that apply):
☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Braze, Inc.
330 West 34th Street, Floor 18
New York, New York 10001
Dear Stockholders:
This has been another historic year for Braze. Despite the global challenges, we have experienced robust growth as brands recognize the value that can be achieved through the personalized, cross-channel customer engagement powered by our platform.
The seed for Braze was planted at the dawn of the smartphone revolution a dozen years ago, helping a new generation of mobile-native businesses build first-party customer relationships on a foundation of first-party data. Today, customer engagement is a well-recognized, but still emerging category of both software and industry expertise which comes together to enable companies to build and maintain direct, meaningful relationships with their customers. As we look ahead to the future of customer engagement, it's clear that those relationships will be increasingly understood through the use of first-party data, and made actionable throughout the customer journey with the help of sophisticated engagement software. Today's economic realities have refocused many brands on foundational customer engagement use cases like enhancing customer loyalty and improving retention. While this refocus supports Braze's growth through this dynamic economic period, I find myself even more excited by the secular trends which are driving brands to invest in understanding, controlling and deriving value directly from their customer relationships.
When we started Braze, my co-founders and I shared a dual conviction about the change that mobile was catalyzing: first, that fast-growing new businesses would be born and built to be mobile first, and second, that brands of all kinds would be transformed by the wide-scale adoption of mobile. Since our founding, we have seen much of this thesis born out–our bonds with technology have multiplied as we welcome more and more digital products and services into our lives, and this integration has created a myriad of new opportunities for brands to strengthen and enrich their first party customer relationships.
Despite the challenges facing the global community, ranging from inflationary pricing dynamics, supply chain pressures, political unrest and ongoing macroeconomic instability, we remain confident that customer engagement is a universal business imperative. This is why we remain steadfastly committed to enabling our customers to “Start Anywhere, and Go Everywhere.” For teams that are early in their journey to adopt the modern practice of customer engagement, this represents a commitment to meet them where they are, and to get them up and running quickly. For our existing customers, it is an enduring commitment to support the growth of their companies and the success of their teams through robust investment in our product, community, and customer education. No matter their size, sophistication or industry, we seek to provide each customer the inspiration, education, and technology they need to continually push their customer engagement practices to new heights. This commitment continues to resonate across industries and enterprise size, and we are excited that you, as our stockholders, are equally committed to this vision.
On behalf of the Braze board of directors and our global team, I would like to thank all of you for investing in our shared future and continuing to recognize the differentiated value that Braze brings to the customer engagement ecosystem. As the customer engagement platform category matures, everyone at Braze remains committed to continuous improvement in the creation of long-lasting value for businesses of all kinds. We are excited for the opportunities ahead as we endeavor to deliver strong results for our communities and drive value for you, our stockholders, while also investing directly in our customers’ business success.
At this time, I am pleased to invite you to attend the Braze Annual Meeting of Stockholders to be held on Thursday, June 29, 2023, at 2:00 p.m. Eastern Time. Our annual meeting will be a “virtual meeting” of stockholders, which will be conducted exclusively online via live webcast. By hosting our meeting virtually, we are able to expand access, improve communication and lower costs. This approach also enables participation from our global community and aligns with our broader sustainability goals.
Your vote is very important. Whether you plan to participate in our annual meeting or not, please be sure to vote. Voting instructions can be found on page 4 of the proxy statement.
On behalf of our board of directors and the management team, thank you for your ongoing support of and continued interest in Braze.
Cheers,
Bill

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 29, 2023
Dear Stockholder:
You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of Braze, Inc., a Delaware corporation (the “Company”). The Annual Meeting will be held virtually, via live webcast available at www.virtualshareholdermeeting.com/BRZE2023, originating from New York, New York, on Thursday, June 29, 2023, at 2:00 p.m., Eastern Time. We believe hosting a virtual meeting enables participation by more of our stockholders, while lowering the cost of conducting the Annual Meeting. Further, we believe the virtual meeting format also enables participation from our global community and aligns with our broader sustainability goals. Stockholders attending the virtual meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting. We encourage you to attend online and participate. In order to attend, you must log in prior to the start of the meeting using the control number included in your Notice of Internet Availability, voting instruction form or in the instructions that you received via email. We recommend that you log in approximately 15 minutes before 2:00 p.m., Eastern Time, on June 29, 2023, to ensure you are logged in when the Annual Meeting starts.
The Annual Meeting will be held for the following purposes:
1.	To elect two Class II directors: Doug Pepper and Neeraj Agrawal, each to hold office until our Annual Meeting of Stockholders in 2026.
2.	To approve, on an advisory basis, the compensation of our named executive officers, as disclosed in this proxy statement.
3.	To indicate, on an advisory basis, the preferred frequency of stockholder advisory votes on the compensation of our named executive officers.
4.	To ratify the selection by the audit committee of our board of directors of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2024.
5.	To conduct any other business properly brought before the Annual Meeting.
These items of business are more fully described in the proxy statement accompanying this Notice of Internet Availability.
You will be able to attend the Annual Meeting, submit questions and vote during the live webcast by visiting www.virtualshareholdermeeting.com/BRZE2023 and logging in prior to start of the meeting using the control number included in your Notice of Internet Availability, voting instruction form, or in the instructions that you received via email. Please refer to the additional logistical details and recommendations in the accompanying proxy statement.
The record date for the Annual Meeting is May 1, 2023. Only stockholders of record at the close of business on that date may vote at the Annual Meeting or any adjournment thereof.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on June 29, 2023. This Proxy Statement and the Company’s Annual Report on Form 10-K for the 2023 fiscal year are available at www.proxyvote.com.
As permitted by applicable Securities and Exchange Commission rules, on or about May 17, 2023, we mailed an Important Notice Regarding the Availability of Proxy Materials containing instructions on how to access our Annual Meeting proxy statement and Annual Report on Form 10-K for the 2023 fiscal year online, as well as instructions on how to obtain printed copies of these materials by mail.
By Order of the Board of Directors

Susan Wiseman General Counsel and Secretary
New York, New York
May 17, 2023

You are cordially invited to attend the Annual Meeting. Whether or not you expect to attend the Annual Meeting, PLEASE VOTE YOUR SHARES. As an alternative to voting online during the Annual Meeting, you may vote your shares in advance of the Annual Meeting through the internet, by telephone or, if you receive a paper proxy card in the mail, by mailing the completed proxy card. Voting instructions are provided in the Notice of Internet Availability of Proxy Materials or, if you receive a paper proxy card by mail, the instructions are printed on your proxy card.

Even if you have voted by proxy, you may still vote online if you attend the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other agent and you wish to vote at the Annual Meeting, you must follow the instructions from such organization and will need to obtain a proxy issued in your name from that record holder.

Braze, Inc.
330 West 34th Street, Floor 18
New York, New York 10001
PROXY STATEMENT
FOR THE 2023 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 29, 2023
Dear Stockholder:
Our board of directors is soliciting your proxy to vote at the 2023 Annual Meeting of Stockholders (the “Annual Meeting”) of Braze, Inc., a Delaware corporation, to be held virtually, via live webcast available at www.virtualshareholdermeeting.com/BRZE2023, originating from New York, New York, on Thursday, June 29, 2023, at 2:00 p.m., Eastern Time, and any adjournment or postponement thereof. We believe hosting a virtual meeting enables participation by more of our stockholders, while lowering the cost of conducting the Annual Meeting. Further, we believe also enables participation from our global community and aligns with our broader sustainability goals. Stockholders attending the virtual meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting.
For the Annual Meeting, we have elected to furnish our proxy materials, including this proxy statement and our Annual Report on Form 10-K for the fiscal year ended January 31, 2023 (the “Annual Report”), to our stockholders primarily via the internet. On or about May 17, 2023, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) that contains notice of the Annual Meeting and instructions on how to access our proxy materials on the internet, how to vote at the Annual Meeting, and how to request printed copies of the proxy materials. Stockholders may request to receive all future materials in printed form by mail or by email by following the instructions contained in the Notice. A stockholder’s election to receive proxy materials by mail or email will remain in effect until revoked. We encourage stockholders to take advantage of the availability of the proxy materials on the internet to help reduce the environmental impact and cost of our Annual Meeting.
Only stockholders of record at the close of business on May 1, 2023 (the “Record Date”) will be entitled to vote at the Annual Meeting. On the Record Date, there were 63,118,499 shares of our Class A common stock and 33,745,938 shares of our Class B common stock outstanding and entitled to vote (together, the “common stock”). Each holder of Class A common stock will have the right to one vote per share of Class A common stock and each holder of Class B common stock will have the right to ten votes per share of Class B common stock. A list of stockholders entitled to vote at the Annual Meeting will be available for examination for ten days before the Annual Meeting by emailing us at ir@braze.com. For instructions on how to attend the Annual Meeting, please see the instructions at www.virtualshareholdermeeting.com/BRZE2023 and on page 2 of this proxy statement.
In this proxy statement, we refer to Braze, Inc. as “Braze,” “the company,” “we” or “us” and the board of directors of Braze as “our board of directors.” The Annual Report, which contains consolidated financial statements as of and for the fiscal year ended January 31, 2023, accompanies this proxy statement. You also may obtain a copy of the Annual Report without charge by emailing ir@braze.com.

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
Why did I receive a notice regarding the availability of proxy materials on the internet?
Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the internet. Accordingly, we have sent you the Notice because our board of directors is soliciting your proxy to vote at the Annual Meeting, including at any adjournments or postponements thereof. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or to request a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice.
We intend to mail the Notice on or about May 17, 2023 to all stockholders of record entitled to vote at the Annual Meeting.
How do I attend, participate in, and ask questions during the Annual Meeting?
We will be hosting the Annual Meeting via live webcast only. Any stockholder can attend the Annual Meeting live online at www.virtualshareholdermeeting.com/BRZE2023. The Annual Meeting will start at 2:00 p.m., Eastern Time, on Thursday, June 29, 2023. Stockholders attending the Annual Meeting virtually will be afforded the same rights and opportunities to participate as they would at an in-person meeting.
In order to attend, you must log-in at www.virtualshareholdermeeting.com/BRZE2023 prior to the start of the Annual Meeting using your control number. Your control number is included in the Notice, and, if you are a stockholder of record, on your proxy card, or, if you hold your common shares in “street name,” in your voting instruction card and voting instructions received from your broker, bank or other agent. Instructions on how to attend and participate online are available at www.proxyvote.com. We recommend that you log in approximately 15 minutes before 2:00 p.m., Eastern Time, on June 29, 2023, to ensure you are logged in when the Annual Meeting starts. The virtual meeting room will open 15 minutes before the start of the Annual Meeting.
If you would like to submit a question during the Annual Meeting, you may log in at www.virtualshareholdermeeting.com/BRZE2023 using your control number, type your question into the “Ask a Question” field, and click “Submit.”
To help ensure that we have a productive and efficient meeting, and in fairness to all stockholders in attendance, you will also find posted our rules of conduct for the Annual Meeting when you log in prior to its start. These rules of conduct will include the following guidelines:
•	You may submit questions and comments electronically through the meeting portal during the Annual Meeting.
•	Only stockholders of record as of the Record Date for the Annual Meeting and their proxy holders may submit questions or comments.
•	Please direct all questions to William Magnuson, our Chief Executive Officer.
•	Please include your name and affiliation, if any, when submitting a question or comment.
•	Limit your remarks to one brief question or comment that is relevant to the Annual Meeting and/or our business.
•	Questions may be grouped by topic by our management.
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Questions may also be ruled as out of order if they are, among other things, irrelevant to our business, related to pending or threatened litigation, disorderly, repetitious of statements already made, or in furtherance of the speaker’s own personal, political or business interests.

•	Be respectful of your fellow stockholders and Annual Meeting participants.
•	No audio or video recordings of the Annual Meeting are permitted.
What if I have technical difficulties or trouble accessing the Annual Meeting?
We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual Annual Meeting. If you encounter any difficulties accessing the virtual Annual Meeting during the check-in or meeting time, please call the technical support number that is available online at www.virtualshareholdermeeting.com/BRZE2023.

Will a list of record stockholders as of the Record Date be available?
A list of our record stockholders as of the close of business on the Record Date will be made available to stockholders during the Annual Meeting at www.virtualshareholdermeeting.com/BRZE2023. In addition, for the ten days prior to the Annual Meeting, the list will be available for examination by any stockholder of record for a legally valid purpose by emailing us at ir@braze.com.
Who can vote at the Annual Meeting?
Only stockholders of record at the close of business on the Record Date will be entitled to vote at the Annual Meeting. On the Record Date, there were 63,118,499 shares of Class A common stock outstanding and entitled to vote (representing an aggregate of 63,118,499 votes) and 33,745,938 shares of Class B common stock outstanding and entitled to vote (representing an aggregate of 337,459,380 votes).
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Stockholder of Record: Shares Registered in Your Name. If, on the Record Date, your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote online during the Annual Meeting or by proxy in advance. Whether or not you plan to attend the Annual Meeting, we urge you to vote your shares by proxy in advance of the Annual Meeting through the internet, by telephone or by completing and returning a printed proxy card that you may request or that we may elect to deliver separate from the Notice prior to the Annual Meeting to ensure your vote is counted.

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Beneficial Owner: Shares Registered in the Name of a Broker or Bank. If, on the Record Date, your shares were held not in your name, but rather in an account at a brokerage firm, bank or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. Further instructions will be provided to you as part of your registration process.

How many votes do I have?
Each holder of shares of our Class A common stock will have one vote per share of Class A common stock held as of the Record Date, and each holder of shares of our Class B common stock will have ten votes per share of Class B common stock held as of the Record Date. The holders of the shares of our Class A common stock and Class B common stock will vote as a single class on all matters described in this proxy statement for which your vote is being solicited.
What am I voting on?
There are four matters scheduled for a vote:
•	Proposal 1: To elect two Class II directors: Doug Pepper and Neeraj Agrawal, each to hold office until our Annual Meeting of Stockholders in 2026;
•	Proposal 2: To approve, on an advisory basis, the compensation of our named executive officers, as disclosed in this proxy statement;
•	Proposal 3: To indicate, on an advisory basis, the preferred frequency of stockholder advisory votes on the compensation of our named executive officers; and
•
Proposal 4: To ratify the selection by the audit committee of our board of directors of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2024.

What if another matter is properly brought before the Annual Meeting?
Our board of directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?
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Stockholder of Record: Shares Registered in Your Name. If you are a stockholder of record, you may vote (1) online during the Annual Meeting or (2) in advance of the Annual Meeting by proxy through the internet, by telephone or by using a proxy card that you may request or that we may elect to deliver separate from the Notice prior to the Annual Meeting. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote online even if you have already voted by proxy.

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To vote online during the Annual Meeting, follow the provided instructions to join the Annual Meeting at www.virtualshareholdermeeting.com/BRZE2023, starting at 2:00 p.m., Eastern Time, on Thursday, June 29, 2023. The webcast will open 15 minutes before the start of the Annual Meeting.

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To vote in advance of the Annual Meeting through the internet, go to www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the company number and control number from the Notice or the printed proxy card. Your internet vote must be received by 11:59 p.m., Eastern Time, on June 28, 2023 to be counted.

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To vote in advance of the Annual Meeting by telephone, dial 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the Notice or the printed proxy card. Your telephone vote must be received by 11:59 p.m., Eastern Time, on June 28, 2023 to be counted.

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To vote in advance of the Annual Meeting using a printed proxy card that may be delivered to you, simply complete, sign and date the proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

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Beneficial Owner: Shares Registered in the Name of Broker or Bank. If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a Notice containing voting instructions from that organization rather than from us. To vote prior to the Annual Meeting, simply follow the voting instructions in the Notice to ensure that your vote is counted. You may also access and vote at the Annual Meeting by logging in with your control number on your voting instruction form at www.virtualshareholdermeeting.com/BRZE2023. Further instructions will be provided to you as part of your registration process.

Internet voting during the Annual Meeting and/or internet proxy voting in advance of the Annual Meeting allows you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your vote instructions. Please be aware that you must bear any costs associated with your internet access.
Can I vote my shares by filling out and returning the Notice?
No. The Notice identifies the items to be voted on at the Annual Meeting, but you cannot vote by marking the Notice and returning it. The Notice provides instructions on how to vote by proxy in advance of the Annual Meeting through the internet, by telephone, using a printed proxy card or online during the Annual Meeting.
What does it mean if I receive more than one Notice?
If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the Notices to ensure that all of your shares are voted.
If I am a stockholder of record and I do not vote, or if I return a signed proxy card or otherwise vote without giving specific voting instructions, what happens?
If you are a stockholder of record and do not vote through the internet, by telephone, by completing the proxy card that may be delivered to you or online during the Annual Meeting, your shares will not be voted.
If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted in accordance with the recommendations of our board of directors: “FOR” the election of each of the two nominees for director; “FOR” the advisory approval of the compensation of our named executive officers, “ONE YEAR” for the preferred frequency of stockholder advisory votes on the compensation of our named executive officers, and “FOR” the ratification of the selection of Ernst and Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2024. If any other matter is properly presented at the Annual Meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.
If I am a beneficial owner of shares held in “street name” and I do not provide my broker or bank with voting instructions, what happens?
If you are a beneficial owner and do not instruct your broker, bank or other agent how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether, pursuant to stock exchange rules, the particular proposal is deemed to be a “routine” matter. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under applicable rules and interpretations, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation, and certain corporate governance proposals, even if management-supported. Accordingly, your broker or nominee may vote your shares on Proposal 4. Your broker or nominee, however, may not vote your shares on Proposals 1, 2 or 3 without your instructions. Such an event would result in a “broker non-vote” and these shares will not be counted as having been voted on the applicable proposal. Please instruct your bank, broker or other agent to ensure that your vote will be counted.
If you are a beneficial owner of shares held in street name, and you do not plan to attend the Annual Meeting, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.
What are “broker non-votes”?
As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed to be “non-routine,” the broker or nominee cannot vote the shares. These unvoted shares are counted as “broker non-votes.”
Can I change or revoke my vote after submitting my proxy?
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Stockholder of Record: Shares Registered in Your Name. If you are a stockholder of record, you can revoke your proxy at any time before the final vote at the Annual Meeting. You may revoke your proxy in any one of the following ways:

•	Submit another properly signed proxy card with a later date.
•	Grant a subsequent proxy by telephone or through the internet.
•	Send a timely written notice that you are revoking your proxy via email at ir@braze.com.
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Attend the Annual Meeting and vote online during the meeting. Simply attending the Annual Meeting will not, by itself, revoke your proxy. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions or vote in advance of the Annual Meeting by telephone or through the internet so that your vote will be counted if you later decide not to attend the Annual Meeting.

Your most current proxy card or telephone or internet proxy is the one that is counted.
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Beneficial Owner: Shares Registered in the Name of Broker or Bank. If you are a beneficial owner and your shares are held in “street name” by your broker, bank or other agent, you should follow the instructions provided by your broker, bank or other agent.

How are votes counted?
Votes will be counted by the inspector of election appointed for the Annual Meeting. For Proposal 1, you may vote “FOR” all of the nominees or you may “WITHHOLD” your vote with respect to one or more of the nominees. For Proposal 2, you may vote “FOR,” “AGAINST” or you may abstain from voting. For Proposal 3, you may vote for “ONE YEAR,” “TWO YEARS,” “THREE YEARS” or you may abstain from voting. For Proposal 4, you may vote “FOR,” “AGAINST” or you may abstain from voting. Broker non-votes will have no effect and will not be counted towards the vote total for Proposals 1, 2 or 3.

How many votes are needed to approve each proposal?
The following table summarizes the minimum vote needed to approve each proposal and the effect of abstentions and broker non-votes.
Proposal Number	Proposal Description	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non- Votes
1	Election of Directors	The two nominees receiving the most “FOR” votes will be elected; withheld votes will have no effect.	Not applicable	No effect

2	Advisory Vote on the Compensation of our Named Executive Officers
This proposal, commonly referred to as the “say-on-pay” vote, must receive “FOR” votes from the holders of shares representing a majority of the voting power of the outstanding shares of common stock present virtually or represented by proxy and voting affirmatively or negatively (excluding abstentions and broker non-votes). Since this proposal is an advisory vote, the result will not be binding on our board of directors. However, our board of directors values our stockholders’ opinions, and our board of directors and the compensation committee will take into account the outcome of the advisory vote when considering future executive compensation decisions.
			No effect	No effect

3	Advisory Vote on Frequency of “Say-on-Pay” Vote
The option of one, two or three years that receives a majority of the votes of the outstanding shares of common stock present virtually or represented by proxy and voting affirmatively or negatively (excluding abstentions and broker non-votes) will be approved. If no option receives a majority of such votes, the option of one, two or three years that receives the highest number of votes will be approved. Since this proposal is an advisory vote, the result will not be binding on our board of directors. However, our board of directors values our stockholders’ opinions, and our
			No effect	No effect

Proposal Number	Proposal Description	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non- Votes
board of directors and the compensation committee will take into account the outcome of the advisory vote when determining how often we should submit to stockholders future “say-on-pay” votes.

4	Ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2024
Must receive “FOR” votes from the holders of shares representing a majority of the voting power of the outstanding shares of common stock present virtually or represented by proxy and voting affirmatively or negatively (excluding abstentions and broker non-votes)
			No effect	Not applicable
What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding a majority of the voting power of the outstanding shares of common stock entitled to vote are present at the Annual Meeting by virtual attendance or represented by proxy. On the Record Date, there were 63,118,499 shares of Class A common stock and 33,745,938 shares of Class B common stock outstanding and entitled to vote, representing, together, an aggregate of 400,577,879 votes.
Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote online during the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of the voting power of shares present at the Annual Meeting or represented by proxy and entitled to vote thereat may adjourn the Annual Meeting to another date.
How can I find out the results of the voting at the Annual Meeting?
Voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the Annual Meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an amendment to such Form 8-K to publish the final results.
Who is paying for this proxy solicitation?
We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.
When are stockholder proposals and director nominations due for next year’s annual meeting?
To be considered for inclusion in next year’s proxy materials, proposals submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) must be submitted in writing by January 18, 2024, to our Corporate Secretary at 330 West 34th Street, Floor 18, New York, New York 10001, Attention: Secretary.
Pursuant to our amended and restated bylaws, if you wish to submit a proposal (including a director nomination) at the 2024 Annual Meeting of Stockholders outside of Rule 14a-8 under the Exchange Act, you must do so not later than the close of business on March 31, 2024, nor earlier than the close of business on March 1, 2024. However, if the date of our 2024 Annual Meeting of Stockholders is not held between May 30, 2024 and July 29, 2024, to be timely, notice by the stockholder must be received (A) not earlier than the close of business on the 120th day prior to the 2024 Annual Meeting of Stockholders and (B) not later than the close of business on the later of the 90th day prior to the 2024 Annual Meeting of Stockholders or the tenth day following the day on which public announcement of the date of the 2024 Annual Meeting of Stockholders is first made. You are also advised to review our amended and restated bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations. In addition to complying with the advance notice provisions of our bylaws, to nominate a director, stockholders must give timely notice that complies with the additional requirements of Rule 14a-19 under the Exchange Act, and which must be received no later than April 30, 2024.

PROPOSAL 1

ELECTION OF DIRECTORS
Our board of directors currently consists of seven members and is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election until the third annual meeting following the election.
Our directors are divided into the three classes as follows:
•	Class I directors: Fernando Machado and Phillip Fernandez, whose terms will expire at the Annual Meeting of Stockholders to be held in 2025;
•	Class II directors: Doug Pepper and Neeraj Agrawal, whose terms will expire at our upcoming Annual Meeting of Stockholders; and
•	Class III directors: William Magnuson, David Obstler and Tara Walpert Levy, whose terms will expire at the Annual Meeting of Stockholders to be held in 2024.
Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. Vacancies on the board of directors may be filled only by persons elected by a majority of the remaining directors. A director elected by the board of directors to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified. The division of our board of directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control of Braze.
Each of Messrs. Pepper and Agrawal is currently a member of our board of directors and has been nominated for reelection to serve as a Class II director. Each of these nominees has agreed to stand for reelection at the Annual Meeting. Our management has no reason to believe that any nominee will be unable to serve. If elected at the Annual Meeting, each of these nominees would serve until the annual meeting of stockholders to be held in 2026 and until his successor has been duly elected, or if sooner, until the director’s death, resignation or removal.
Directors are elected by a plurality of the votes of the holders of shares present by virtual attendance or represented by proxy and entitled to vote on the election of directors. Accordingly, the two nominees receiving the highest number of “FOR” votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the two nominees named above. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead be voted for the election of a substitute nominee proposed by us or the board of directors may reduce its size.
Our nominating and corporate governance committee seeks to assemble a board that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise, diversity and high-level management experience necessary to oversee and direct our business. To that end, the committee has identified and evaluated nominees in the broader context of the board’s overall composition, with the goal of recruiting members who possess relevant expertise and experience upon which to be able to offer advice and guidance to management, have sufficient time to devote to the affairs of Braze, demonstrate excellence in his or her field, have the ability to exercise sound business judgment, have experience as a board member or executive officer of another publicly held company, and have the commitment to rigorously represent the long-term interests of our stockholders. To provide a mix of experience and perspective on the board, the committee also takes into account diversity (including diversity of gender, ethnic background and country of origin), skills and such other factors that it deems appropriate to maintain a balance of knowledge, experience and capability on the board. The biographies below under “Information Regarding Director Nominees and Current Directors” include information, as of the date of this proxy statement, regarding the specific and particular experience, qualifications, attributes or skills of each director or director nominee that led the committee to believe that that nominee should continue to serve on the board. However, each of the members of the committee may have a variety of reasons why a particular person would be an appropriate nominee for the board, and these views may differ from the views of other members.
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
EACH CLASS II DIRECTOR NOMINEE NAMED ABOVE

INFORMATION REGARDING DIRECTOR NOMINEES AND CURRENT DIRECTORS
Our board of directors currently consists of seven members and is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election until the third annual meeting following the election.
The following table sets forth, for the Class I nominees and our other directors who will continue in office after the Annual Meeting, their ages and position or office held with us as of April 30, 2023:
Name	Age	Position
Class I directors continuing in office until the 2025 Annual Meeting of Stockholders
Phillip Fernandez	62	Director
Fernando Machado	48	Director
Class II director nominees for election at the 2023 Annual Meeting of Stockholders
Neeraj Agrawal	50	Director
Doug Pepper	49	Director
Class III directors continuing in office until the 2024 Annual Meeting of Stockholders
William Magnuson	35	Chief Executive Officer and Director
Tara Walpert Levy	49	Director
David Obstler	63	Director
Set forth below is biographical information for the director nominees and each person whose term of office as a director will continue after the Annual Meeting. This includes information regarding each director’s experience, qualifications, attributes or skills that led our board of directors to recommend them for board service.
Nominees for Election at the 2023 Annual Meeting of Stockholders
Neeraj Agrawal has served as a member of our board of directors since April 2016. He is a General Partner of Battery Ventures, a venture capital firm, where he has worked since August 2000. Mr. Agrawal has served as a director of Sprinklr, Inc. since August 2011, and he was previously a member of the boards of directors of Amplitude, Inc., Bazaarvoice, Inc., Coupa Software Incorporated, Marketo, Inc. and Wayfair, Inc. Mr. Agrawal received his B.S. in Computer Science from Cornell University and his M.B.A. from the Harvard Business School. We believe Mr. Agrawal is qualified to serve as a member of our board of directors based on his extensive business experience in the software and web services industries, his experience in venture capital and his service as a director of various public and private companies.
Doug Pepper has served as a member of our board of directors since August 2014. He is a General Partner at ICONIQ Capital, an investment and venture capital firm, where he has worked since August 2019. Before that, Mr. Pepper served as Managing Director at Shasta Ventures from February 2016 to August 2019. He serves as a director of a number of private technology companies. Mr. Pepper received his M.B.A. from Stanford University and his B.A. from Dartmouth College. We believe that Mr. Pepper is qualified to serve as a member of our board of directors because of his extensive experience in the venture capital and technology industries.
Directors Continuing in Office Until the 2024 Annual Meeting of Stockholders
William Magnuson has served as our Chief Executive Officer since January 2017 and as a member of our board of directors since August 2014. He previously served as our Chief Technology Officer from July 2011 to December 2016. Mr. Magnuson received his Masters of Engineering (MEng) and B.S. from the Massachusetts Institute of Technology. We believe that Mr. Magnuson is qualified to serve as a member of our board of directors based on his experience building and leading our business and his insight into corporate matters as our Chief Executive Officer.
Tara Walpert Levy has served as a member of our board of directors since January 2020. Ms. Levy is the Vice President, Americas for YouTube, an entertainment technology company, a position she has held since November 2021. Prior to joining YouTube, Ms. Levy served as the Vice President of Agency and Brand Solutions for Google, Inc., a commercial and consumer technologies company, a position she held from April 2017 to November 2021. Ms. Levy also served as Vice President of Agency Solutions for Google from October 2014 to March 2017. Ms. Levy has served as a director of Bloomin’ Brands, Inc. since July 2013. She is also the Chair of the Board of Directors of the American Advertising Federation and a member of the Executive Committee and Board of Directors of the Ad Council. Ms. Levy received her M.B.A. and B.A. from Harvard University. We believe that Ms. Levy is qualified to serve as a member of our board of directors because of her extensive experience in the technology industry and her experience as a public company director.
David Obstler has served as a member of our board of directors since May 2021. Mr. Obstler is the Chief Financial Officer of Datadog, Inc., a position he has held since November 2018. Prior to that, Mr. Obstler held Chief Financial Officer positions at a number of other companies, including TravelClick, Inc., a hospitality technology company, where he served from September 2014 to October 2018; OpenLink Financial LLC, a financial services software provider, where he served from November 2012 to July 2014; MSCI Inc., a financial index and investment management software company, where he served from June 2010 to September 2012; and Risk Metrics Group, Inc., a risk management and corporate governance service provider, where he served from January 2005 to June 2010. Earlier in his career, Mr. Obstler held various investment banking positions at J.P. Morgan, Lehman Brothers and Goldman Sachs. Mr. Obstler received his M.B.A. from Harvard Business School and his B.A. from Yale University. We believe that Mr. Obstler is qualified to serve as a member of our board of directors because of his financial expertise, management experience and extensive experience in the technology industry.
Directors Continuing in Office Until the 2025 Annual Meeting of Stockholders
Phillip Fernandez has served as a member of our board of directors since May 2019. In 2016, he retired from Marketo, Inc., a marketing software company, where he served as Chairman and Chief Executive Officer, since co-founding the company in 2006. Prior to founding Marketo, Mr. Fernandez was President and Chief Operating Officer of Epiphany, Inc., a marketing software company, and before that, was Chief Operating Officer of Red Brick Systems Inc., a relational database software company. Mr. Fernandez received his B.A. in History from Stanford University. We believe Mr. Fernandez is qualified to serve as a member of our board of directors because of his more than 40 years of experience in the technology field and his prior service as a public company director and executive.
Fernando Machado has served as a member of our board of directors since April 2023. He has also served as the global chief marketing officer of The Not Company, Inc. (also known as NotCo) since April 2023. Prior to NotCo, Mr. Machado served as chief marketing officer at Activision Blizzard, Inc. from April 2021 to March 2023. Prior to Activision Blizzard, Mr. Machado served as served as the global chief marketing officer of Restaurant Brands International Inc. from January 2020 to April 2021. Prior to Restaurant Brands International, Mr. Machado served multiple roles at Burger King Corporation, including as Global Chief Marketing Officer from October 2017 to January 2020 and head of brand marketing from March 2014 to September 2017. Prior to Restaurant Brands International, Mr. Machado served multiple roles at Unilever PLC from January 1998 to March 2014. Mr. Machado holds an M.B.A. from INSEAD and a B.S. in mechanical engineering from the University of Campinas. The Board believes that Mr. Machado is qualified to serve as a member of our board of directors because of his extensive experience in global marketing organizations.
Board Diversity
Our board of directors believes that a diverse board is better able to effectively oversee our management and strategy, and position Braze to deliver long-term value for our stockholders. Our board of directors considers diversity (including diversity of gender, ethnic background and country of origin) an important factor to add to the overall mix of perspectives of our board as a whole and necessary to maintain a balance of knowledge, experience, and capability on our board of directors. With the assistance of the nominating and corporate governance committee, our board of directors regularly reviews trends in board composition, including on director diversity.

The table below provides additional diversity information regarding our board of directors as of April 30, 2023. Each of the categories listed in the below table has the meaning as it is used in Nasdaq Listing Rule 5605(f).
Board Diversity Matrix
Total Number of Directors	7
	Female	Male	Non- Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	1	6
Part II: Demographic Background
African American or Black
Alaskan Native or Native American
Asian		1
Hispanic or Latinx		1
Native Hawaiian or Pacific Islander
White		4
Two or More Races or Ethnicities
LGBTQ+	1
Did Not Disclose Demographic Background	1

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Independence of Our Board of Directors
Our Class A common stock is listed on the Nasdaq Global Select Market (“Nasdaq”). Under the Nasdaq listing standards, a majority of the members of our board of directors must qualify as “independent,” as affirmatively determined by our board of directors. Our board of directors consults with our counsel to ensure that its determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of Nasdaq, as in effect from time to time.
Consistent with these considerations, after review of the information provided by each director concerning his or her background, employment and other affiliations, relevant identified transactions and relationships between such director, and any of his or her family members, and Braze, our senior management and our independent auditors, if any, our board of directors has affirmatively determined that the following six directors are independent directors within the meaning of the applicable Nasdaq listing standards: Ms. Levy and Messrs. Agrawal, Fernandez, Machado, Obstler and Pepper. Our board of directors also previously determined that Mr. Jacobson, who resigned from the board of directors on April 4, 2023, was independent during the time that he served on the board of directors. In making those independence determinations, our board of directors took into account certain relationships and transactions that occurred in the ordinary course of business between Braze and entities with which some of our directors are or have been affiliated. Mr. Magnuson is not independent due to his position as our Chief Executive Officer.
Accordingly, a majority of our directors are independent, as required under applicable Nasdaq rules. In making this determination, our board of directors considered the applicable Nasdaq rules and the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including their beneficial ownership of our capital stock.
Board Leadership Structure
Our board of directors is currently chaired by our Chief Executive Officer, Mr. Magnuson. Our board of directors has also appointed Mr. Fernandez as Lead Independent Director.
Our corporate governance guidelines specify that our board of directors will select our Chief Executive Officer and Chairperson of our board of directors in the manner that it determines to be in the best interests of our stockholders and in accordance with our amended and restated certificate of incorporation, our amended and restated bylaws, as each may be amended and restated from time to time, and any stockholder agreements, if any are then in effect. We do not believe there should be a fixed rule regarding the positions of Chief Executive Officer and Chairperson being held by different individuals, or whether the Chairperson should be an employee of the company or should be elected from among our non-employee directors. Our needs and the individuals available to assume these roles may require different outcomes at different times, and our board of directors believes that retaining flexibility in these decisions is in the best interests of our company. Our nominating and corporate governance committee periodically reviews this matter and has recommended, and our board of directors has determined, that the roles of Chief Executive Officer and Chairperson of our board of directors should be vested in the same person and that a Lead Independent Director shall be separately designated at this time.
We believe that our current practice of combining the positions of Chief Executive Officer and Chairperson helps to ensure that the board and management act with a common purpose. In our view, separating the positions of Chief Executive Officer and Chairperson at this time has the potential to give rise to divided leadership, which could interfere with good decision-making or weaken our ability to develop and implement strategy. Instead, we believe that combining the positions of Chief Executive Officer and Chairperson provides a single, clear chain of command to execute our strategic initiatives and business plans. In addition, we believe that a combined Chief Executive Officer/Chairperson is better positioned to act as a bridge between management and the board, facilitating the regular flow of information. We also believe that it is advantageous to have a Chairperson with an extensive history with and knowledge of our company (as is the case with our Chief Executive Officer) as compared to a relatively less informed independent Chairperson.
Our corporate governance guidelines provide that one of our independent directors may serve as the Lead Independent Director at any time that we do not have an independent chair of the board of directors. The Lead Independent Director’s duties include: (i) presiding at all meetings of our board of directors at which the Chairperson is not present, including executive sessions of the independent directors; (ii) acting as liaison between the independent directors and our Chief Executive Officer and Chairperson; (iii) presiding over meetings of the independent directors; (iv) consulting with the Chairperson in planning and setting schedules and agendas for our board of director meetings; and (v) performing such other functions as our board of directors may delegate.
Role of the Board of Directors in Risk Oversight
One of the key functions of our board of directors is informed oversight of our risk management process. In particular, our board of directors is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for our company. Our board of directors does not have a standing risk management committee, but rather administers this oversight function directly through our board of directors as a whole, as well as through various standing committees of the board of directors that address risks inherent in their respective areas of oversight. Our board of directors and its committees consider specific risk topics, including risks associated with our strategic plan, business operations, capital structure, information technology, data privacy and cyber security. It is the responsibility of each committee chair to report findings regarding material risk exposures to our board of directors as quickly as possible.
Our audit committee has the responsibility to consider and discuss with management and the auditors, as appropriate, our guidelines and policies with respect to financial risk management and financial risk assessment, including our major financial risk exposures and the steps taken by management to monitor and control these exposures. Areas of focus for the audit committee include our policies and other matters relating to our investments, cash management and foreign exchange management, major financial risk exposures, the adequacy and effectiveness of our privacy and information security policies and practices and the internal controls regarding privacy and information security, and the steps taken by management to monitor and mitigate or otherwise control these exposures and to identify future risks. Our compensation committee assesses and monitors whether any of our compensation policies and programs are reasonably likely to have a material adverse effect on us, including risks related to executive compensation and overall compensation and benefit strategies, plans, arrangements, practices and policies. Our nominating and corporate governance committee monitors the adequacy of our corporate governance practices and reporting.
In connection with its reviews of the operations and corporate functions of our company, our board of directors addresses the primary risks associated with those operations and corporate functions. In addition, our board of directors reviews the risks associated with our company’s business strategies periodically throughout the year as part of its consideration of undertaking any such business strategies. While our board of directors and its committees oversee risk management strategy, management is responsible for implementing and supervising day-to-day risk management processes and reporting to our board of directors and its committees on such matters.
Meetings of the Board of Directors and its Committees
Our board of directors is responsible for the oversight of management and the strategy of our company and for establishing corporate policies. Our board of directors meets periodically during the year to review significant developments affecting us and to act on matters requiring the approval of our board of directors. Our board of directors met five times during the fiscal year ended January 31, 2023. With respect to the committees of our board of directors, the audit committee met five times during the fiscal year ended January 31, 2023, the compensation committee met six times during the fiscal year ended January 31, 2023, and the nominating and corporate governance committee met three times during the fiscal year ended January 31, 2023. During the fiscal year ended January 31, 2023, each director attended 75% or more of the aggregate of the meetings of our board of directors and of the committees on which he or she served. We encourage our directors and nominees for director to attend our Annual Meeting.
Information Regarding Committees of the Board of Directors
Our board of directors has established a standing audit committee, a compensation committee and a nominating and corporate governance committee. Our board of directors may establish other committees to facilitate the management of our business. Our board of directors has adopted a written charter for each of our committees, which are available to stockholders on our investor relations website at investors.braze.com.

The following table provides membership information for our 2023 fiscal year for each of the standing committees of our board of directors:
Name	Audit	Compensation	Nominating and Corporate Governance
William Magnuson
Neeraj Agrawal	X
Phillip M. Fernandez		X*
Matthew Jacobson	X
Tara Walpert Levy		X	X*
David Obstler	X*
Doug Pepper		X	X
*	Committee Chairperson
On April 4, 2023, Mr. Jacobson resigned from our board of directors, and Mr. Machado was appointed by our board of directors to fill the vacancy created by such resignation. The following table provides membership information as of April 30, 2023 for each of the standing committees of our board of directors:
Name	Audit	Compensation	Nominating and Corporate Governance
William Magnuson
Neeraj Agrawal			X
Phillip M. Fernandez	X	X*
Fernando Machado		X
Tara Walpert Levy		X	X*
David Obstler	X*
Doug Pepper	X
*	Committee Chairperson
Our board of directors has determined that each member of each standing committee meets the applicable Nasdaq rules and regulations regarding “independence” and each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to us.
Below is a description of each standing committee of our board of directors:
Audit Committee
For the fiscal year ended January 31, 2023, our audit committee consisted of Mr. Obstler, Mr. Agrawal and Mr. Jacobson. On April 4, 2023, Mr. Jacobson resigned from our board of directors, and our audit committee now consists of Mr. Obstler, Mr. Fernandez and Mr. Pepper. Our board of directors has determined that each member of our audit committee satisfies the independence requirements under the listing standards of Nasdaq and Rule 10A-3(b)(1) of the Exchange Act. The chair of our audit committee is Mr. Obstler, who our board of directors has determined is an “audit committee financial expert” within the meaning of SEC regulations. Each member of our audit committee can read and understand fundamental financial statements in accordance with applicable requirements. In arriving at these determinations, our board of directors has examined each audit committee member’s scope of experience and the nature of their employment in the corporate finance sector.
The principal duties and responsibilities of our audit committee include, among other things:
•	selecting a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;
•	helping to ensure the independence and performance of the independent registered public accounting firm;
•	helping to maintain and foster an open avenue of communication between management and the independent registered public accounting firm;

•
discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent accountants, our interim and year-end operating results;

•	reviewing our policies on risk assessment and risk management;
•
reviewing with management and the independent registered public accounting firm the scope, design, adequacy and effectiveness of internal control over financial reporting, including our information and cyber security systems, and our disclosure controls and procedures;

•
obtaining and reviewing a report by the independent registered public accounting firm at least annually, that describes its internal quality-control procedures, any material issues with such procedures, and any steps taken to deal with such issues when required by applicable law;

•	developing procedures for employees to submit concerns confidentially and anonymously about questionable accounting or audit matters;
•	reviewing related-party transactions; and
•	approving (or, as permitted, pre-approving) all audit and all permissible non-audit services to be performed by the independent registered public accounting firm.
We believe that the composition and functioning of our audit committee complies with all applicable requirements of the Sarbanes-Oxley Act, and all applicable SEC and Nasdaq rules and regulations. We intend to comply with future requirements to the extent they become applicable to us.
Report of the Audit Committee of the Board of Directors
The audit committee has reviewed and discussed the audited financial statements for the fiscal year ended January 31, 2023 with management of the company. The audit committee has also reviewed and discussed with Ernst & Young LLP, the company’s independent registered public accounting firm, the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (the “PCAOB”). The audit committee has also received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the audit committee concerning independence, and has discussed with Ernst & Young LLP the accounting firm’s independence. Based on the foregoing, the audit committee has recommended to our board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended January 31, 2023, and be filed with the SEC.
David Obstler, Chair
Neeraj Agrawal (member of the audit committee until April 4, 2023)
Matthew Jacobson (member of the audit committee until April 4, 2023)
The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.
Compensation Committee
For the fiscal year ended January 31, 2023, our compensation committee consisted of Mr. Fernandez, Ms. Levy and Mr. Pepper. On April 4, 2023, Mr. Machado was appointed to our board of directors, and our compensation committee now consists of Mr. Fernandez, Ms. Levy and Mr. Machado. The chair of our compensation committee is Mr. Fernandez. Our board of directors has determined that each member of our compensation committee is independent under the listing standards of the Nasdaq and is a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act.
The principal duties and responsibilities of our compensation committee include, among other things:
•	approving the retention of compensation consultants and outside service providers and advisors;
•
reviewing and approving, or recommending that our board of directors approve, the employment agreements, the compensation, individual and corporate performance goals and objectives and other terms of employment of our executive officers and other senior management, including evaluating the performance of our Chief Executive Officer and, with his assistance, that of our other executive officers;

•	reviewing and approving, or recommending that our board of directors approve, the compensation of our directors;
•	administering our equity and non-equity incentive plans;
•	reviewing our practices and policies of employee compensation as they relate to risk management and risk-taking incentives;
•	reviewing and approving, or recommending that our board of directors approve, incentive compensation and equity plans; and
•	reviewing and establishing general policies relating to compensation and benefits of our employees and reviewing our overall compensation philosophy.
We believe that the composition and functioning of our compensation committee complies with all applicable SEC and Nasdaq rules and regulations. We intend to comply with future requirements to the extent they become applicable to us.
Compensation Committee Processes and Procedures
The compensation committee generally meets quarterly and with greater frequency if necessary. The compensation committee also acts periodically by unanimous written consent in lieu of a formal meeting. The agenda for each meeting is usually developed by the Chairperson of the compensation committee, in consultation with management. The compensation committee meets regularly in executive session. However, from time to time, various members of management and other employees, as well as outside advisors or consultants may be invited by the compensation committee to make presentations, to provide financial or other background information or advice, or to otherwise participate in compensation committee meetings. Our Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the compensation committee regarding his compensation.
The charter of the compensation committee grants the compensation committee full access to all books, records, facilities and personnel of Braze. In addition, under the charter, the compensation committee has the authority to obtain, at our expense, advice and assistance from compensation consultants and internal and external legal, accounting or other advisors and other external resources that the compensation committee considers necessary or appropriate in the performance of its duties. The compensation committee has direct responsibility for the oversight of the work of any consultants or advisers engaged for the purpose of advising the compensation committee. In particular, the compensation committee has the authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. The compensation committee is also responsible for assessing the independence of any consultant in accordance with the requirements of Nasdaq.
During the past fiscal year, after taking into consideration the six factors prescribed by the SEC and Nasdaq that bear upon the adviser’s independence, the compensation committee engaged Compensia, Inc. (“Compensia”) as compensation consultants. The compensation committee requested that Compensia:
•	evaluate the efficacy of our existing compensation strategy and practices in supporting and reinforcing our long-term strategic goals; and
•	assist in refining our compensation strategy and in developing and implementing an executive and director compensation program to execute that strategy.
As part of its engagement, Compensia was requested by the compensation committee to develop a comparative group of companies and to perform analyses of competitive performance and compensation levels for that group. Compensia ultimately developed recommendations that were presented to the compensation committee for its consideration.
Generally, the compensation committee’s process for determining executive compensation comprises two related elements: the determination of compensation levels and the establishment of performance objectives for the current year. For executives other than our Chief Executive Officer, the compensation committee solicits and considers evaluations and recommendations submitted to the committee by our Chief Executive Officer. The evaluation of our Chief Executive Officer’s performance is conducted by the compensation committee, which determines any adjustments to his compensation as well as awards to be granted. For all executives and directors, as part of its deliberations, the compensation committee may review and consider, as appropriate, materials such as financial results and projections, reported achievement of company targets and goals, operational data, executive and director stock ownership information, company stock performance data, analyses of historical and current executive compensation levels, reports of industry compensation trends, current company-wide compensation levels and recommendations of the compensation committee’s compensation consultant, including analyses of executive and director compensation paid at other companies identified by the consultant.
Compensation Committee Interlocks and Insider Participation
No member of our compensation committee is currently one of our officers or employees. None of our executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.
Nominating and Corporate Governance Committee
For the fiscal year ended January 31, 2023, our nominating and corporate governance committee consisted of Ms. Levy and Mr. Pepper. On April 4, 2023, Mr. Agrawal was appointed as a member of nominating and corporate governance committee, and our nominating and corporate governance committee now consists of Ms. Levy and Mr. Agrawal. The chair of our nominating and corporate governance committee is Ms. Levy. Our board of directors has determined that each member of our nominating and corporate governance committee is independent under the listing standards of the Nasdaq.
Specific responsibilities of our nominating and corporate governance committee include:
•	identifying, evaluating, and selecting, or recommending that our board of directors approve, nominees for election to our board of directors and its committees;
•	approving the retention of director search firms;
•	evaluating the performance of our board of directors, the committees thereof and of individual directors, including overseeing an annual evaluation of the board’s and each committee’s performance;
•	considering and making recommendations to our board of directors regarding the composition of our board of directors and its committees;
•	reviewing possible conflicts of interest of our officers and directors; and
•	evaluating the adequacy of our corporate governance practices and reporting.
We believe that the functioning of our nominating and corporate governance committee complies with all applicable SEC and Nasdaq rules and regulations. We intend to comply with future requirements to the extent they become applicable to us.
In recommending candidates to the board of directors, the nominating and corporate governance committee considers such factors as: (i) possessing relevant expertise and experience upon which to be able to offer advice and guidance to management; (ii) having sufficient time to devote to the affairs of the company; (iii) demonstrating excellence in his or her field; (iv) having the ability to exercise sound business judgment; (v) experience as a board member or executive officer of another publicly held company; (vi) within our board of directors as a whole, whether there is a diversity of personal backgrounds, perspectives and experiences; and (vii) having the commitment to rigorously represent the long-term interests of our stockholders. These qualifications may be modified from time to time. Candidates for director nominees are reviewed in the context of the current composition of the board of directors, the operating requirements of Braze and the long-term interests of our stockholders. In conducting this assessment, the nominating and corporate governance committee typically considers diversity (including gender, ethnic background and country of origin), age, skills and such other factors as it deems appropriate, given the needs of the board of directors and our business, to maintain a balance of knowledge, experience and capability on the board.
In the case of an incumbent director whose term of office is set to expire, the nominating and corporate governance committee reviews such director’s overall service to Braze during his or her term, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair such director’s independence. In the case of new director candidates, our nominating and corporate governance committee also evaluates whether the nominee is independent for Nasdaq purposes, based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. Our nominating and corporate governance committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of our board of directors. Our nominating and corporate governance committee meets to discuss and consider the candidates’ qualifications and then selects a nominee(s) for recommendation to our board of directors.
From time to time, the nominating and corporate governance committee, in its discretion, may recommend to our board of directors changes to the criteria for membership on our board. If such changes are adopted by our board of directors, the nominating and corporate governance committee will evaluate, and make recommendations to the board of directors regarding, existing members according to the new criteria. Based on these recommendations, the board of directors may ask a director who no longer meets the complete criteria for board membership to adjust his or her committee assignments, not stand for re-election at Braze’s annual meeting of stockholders or resign from our board of directors.
Our nominating and corporate governance committee will consider stockholder recommendations of director candidates, so long as they comply with applicable law and our amended and restated bylaws, which procedures are summarized below, and will review the qualifications of any such candidate in accordance with the criteria described in the two preceding paragraphs. Stockholders who wish to recommend individuals for consideration by our nominating and corporate governance committee to become nominees for election to our board of directors should do so by delivering a written recommendation to our nominating and corporate governance committee at 330 West 34th Street, Floor 18, New York, New York 10001, Attention: Secretary, at least 120 days prior to the anniversary date of the mailing of our proxy statement for the preceding year’s annual meeting of stockholders.
Each submission must include, among other things, the name, age, business address and residence address of the proposed candidate, the principal occupation or employment of the proposed candidate, details of the proposed candidate’s ownership of our capital stock and related investment intent for such capital stock, a description of the proposed candidate’s business experience for at least the last five years, a description of the proposed candidate’s qualifications as a director and all other information concerning such proposed candidate as would be required to be disclosed in a proxy statement soliciting proxies for the election of such proposed candidate as a director. Any such submission must be accompanied by the written consent of the proposed candidate to be named as a nominee and to serve as a director if elected, and we may require any proposed nominee to furnish such other information as is reasonably required to determine the eligibility of such proposed nominee to serve as an independent director under applicable Nasdaq requirements or applicable law. Additionally, each potential candidate must provide a list of references and agree (i) to be interviewed by members of our nominating and corporate governance committee or other directors in the discretion of the nominating and corporate governance committee, and (ii) to a background check or other review of the qualifications of such proposed candidate by Braze. Prior to nomination of any potential candidate by our board of directors, each member of the board will have an opportunity to meet with the proposed candidate. Upon request, any candidate nominated will agree in writing to comply with our corporate governance guidelines, our code of business conduct and ethics and all other policies and procedures of Braze applicable to our board of directors.
If, rather than submitting a candidate to the nominating and corporate governance committee for consideration, you wish to formally nominate a director pursuant to proxy materials that you will prepare and file with the SEC, please see the deadline described in “When are stockholder proposals and director nominations due for next year’s annual meeting?” above and refer to our amended and restated bylaws for a complete description of the required procedures for nominating a candidate to our board of directors.
Communications with Our Board of Directors
Our relationship with our stockholders is an important part of our corporate governance program. Engaging with stockholders helps us to understand how they view us, to set goals and expectations for our performance, and to identify emerging issues that may affect our strategies, corporate governance, compensation practices or other aspects of our operations. Our stockholder and investor outreach includes investor road shows, analyst meetings, and investor conferences and meetings. We also communicate with stockholders and other stakeholders through various media, including our annual report and SEC filings, proxy statement, news releases and our website. Our webcasts for quarterly earnings releases are open to all. These webcasts are available in real time and are archived on our website for a period of time.
Stockholders of Braze wishing to communicate with our board of directors or an individual director may do so by sending a written communication to the board of directors or such director c/o 330 West 34th Street, Floor 18, New York, New York 10001, Attn: Secretary. The Secretary will review each communication and will forward such communication to the board of directors or to any individual director to whom the communication is addressed unless the communication contains advertisements or solicitations or is unduly hostile, threatening or similarly inappropriate, in which case the Secretary shall discard the communication or inform the proper authorities, as may be appropriate.
Code of Business Conduct and Ethics
We have adopted a code of business conduct and ethics (the “Code of Conduct”) that applies to all our employees, officers and directors. This includes our principal executive officer, principal financial officer and principal accounting officer or controller, or persons performing similar functions. The full text of our Code of Conduct is posted on our website at www.braze.com. We intend to disclose on our website any future amendments of our Code of Conduct or waivers that exempt any principal executive officer, principal financial officer, principal accounting officer or controller, persons performing similar functions or our directors from provisions in the Code of Conduct. Information contained on, or that can be accessed through, our website is not incorporated by reference into this Notice and related proxy materials, and you should not consider information on our website to be part of this Notice and related proxy materials.
Hedging Policy
Our board of directors has adopted an insider trading policy, which prohibits hedging or monetization transactions with respect to our common stock by our employees, directors and their affiliates, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars, and exchange funds. In addition, our insider trading policy generally prohibits trading in derivative securities related to our common stock, which include publicly traded call and put options and engaging in short selling of our common stock. Furthermore, our insider trading policy prohibits purchasing our common stock on margin or holding it in a margin account and pledging our shares as collateral for a loan, except in limited circumstances pre-approved by our board of directors or our nominating and corporate governance committee.

EXECUTIVE OFFICERS
The following table sets forth, for our executive officers, their ages and position held with us as of April 30, 2023:
Name	Age	Principal Position
William Magnuson	35	Chief Executive Officer and Chairman
Isabelle Winkles	45	Chief Financial Officer
Jonathan Hyman	37	Chief Technology Officer
Myles Kleeger	48	President and Chief Commercial Officer
Susan Wiseman	64	General Counsel and Secretary
Biographical information for William Magnuson is included above with the director biographies under the caption “Information Regarding Director Nominees and Current Directors.”
Isabelle Winkles has served as our Chief Financial Officer since January 2020. Prior to joining us, Ms. Winkles served in various roles, including Vice President, Finance of Cognizant Technologies Solutions Corp., a professional services company, from April 2018 to January 2020 and Managing Director of Morgan Stanley & Co., an investment bank, from January 2016 to April 2018. Ms. Winkles received her M.B.A. from Harvard University and her B.S. from the Massachusetts Institute of Technology.
Jonathan Hyman has served as our Chief Technology Officer since December 2016. He previously served as our Chief Information Officer from July 2011 to December 2016. Mr. Hyman received his A.B. in computer science from Harvard College.
Myles Kleeger has served as our President since December 2016 and our Chief Commercial Officer since January 2023. He previously served as our Chief Customer Officer from January 2018 until January 2023 and our Chief Revenue Officer from December 2014 to January 2018. Mr. Kleeger received his M.B.A. from New York University and his B.A. from Duke University.
Susan Wiseman has served as our General Counsel and Secretary since January 2016. She previously served as Managing Counsel, Commercial at Salesforce.com, Inc., a customer relationship management technology company, from August 2012 to December 2015. Ms. Wiseman received her J.D. from New York University School of Law and her B.S. from Northwestern University.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Overview
This Compensation Discussion and Analysis section discusses our executive compensation policies and how and why our compensation committee arrived at specific compensation decisions for our 2023 fiscal year for the individuals who served as our principal executive officer, our principal financial officer and our three other most highly compensated executive officers as of January 31, 2023, collectively referred to as our “named executive officers”:
Name	Position(s)
William Magnuson	Chief Executive Officer
Isabelle Winkles	Chief Financial Officer
Jonathan Hyman	Chief Technology Officer
Myles Kleeger	President and Chief Commercial Officer
Susan Wiseman	General Counsel and Secretary
Business Highlights
Our Business
Braze is a leading comprehensive customer engagement platform that powers customer-centric interactions between consumers and brands. Customer Engagement is an emerging category of business activity and software which we define as the full set of activities that companies use to build and maintain direct, meaningful relationships with their customers. Our platform empowers brands to listen to their customers better, understand them more deeply, and act on that understanding in a way that is human and personal. As of January 2023, 1,770 customers around the world trusted Braze to power their cross-channel customer engagement strategies, and our platform enabled interactions with 4.8 billion monthly active users via our customers’ apps, websites, and other digital interfaces.
Business Highlights for Our 2023 Fiscal Year
•	Revenue was $355.4 million, an increase of 49.3% year-over-year.
•	Gross margin was 67.4%.
•	Operating loss was $148.1 million.
•
Dollar-based net retention for all customers for the trailing 12 months ended January 31, 2023, was 124%, and dollar-based net retention for customers with annual recurring revenue (“ARR”) of $500,000 or more was 126%.

•	Total customers increased to 1,770 as of January 31, 2023, and 156 of our customers had ARR of $500,000 or more as of January 31, 2023.
•	We expanded the functionality of our platform with the launch of Cloud Data Ingestion, Canvas Flow and the addition of WhatsApp as a new communication channel.
Compensation Highlights
Our compensation program for our 2023 fiscal year for our named executive officers reflects our overarching philosophy of pay-for-performance. Highlights of our 2023 executive compensation program include:
•
Competitive Base Salaries: After evaluating the competitive positioning of our named executive officers’ base salaries in the context of our overall compensation philosophy, our compensation committee approved base salary increases to more closely align with identified peers as we continued to transition our compensation to reflect market practices for similarly-situated public companies.

•
Challenging Annual Incentive Goals: Our named executive officers were eligible to earn annual performance-based cash compensation based on our achievement of rigorous annual corporate financial goals approved by our compensation committee (with eligible payment amounts increasing or decreasing based on level of achievement of such goals). Based on final achievement of such goals, each of our named executive officers earned annual performance-based cash compensation equal to 47% of their target amounts.

•
Multi-Year Approach to Equity Incentives: In connection with a multi-year approach to equity compensation established prior to our initial public offering designed to provide equity incentives through our initial public offering and for our first year as a public company, our named executive officers were not granted long-term equity incentives during our 2023 fiscal year. Beginning in our 2024 fiscal year, our named executive officers are eligible for long-term equity incentives that will be granted in the form of restricted stock units (“RSUs”) with four-year vesting periods.

Executive Summary
The important features of our executive compensation program include the following:
What we do	What we don’t do
• Our compensation committee consists solely of independent members of our board of directors.
• Our compensation committee has retained an independent third-party compensation consultant for guidance in making compensation decisions.
• Our compensation committee conducts a review at least annually of our executive compensation philosophy and strategy, including a review of the compensation peer group used for competitive purposes.
• Our annual performance-based cash bonus opportunities for all of our named executive officers are dependent upon our achievement of corporate objectives established each year.
• Our named executive officers are eligible for benefits on the same terms as our other full-time employees.
• Our work culture fosters a focus on long-term value creation using equity incentives to help executives reach and maintain meaningful levels of individual share ownership.

• We do not permit hedging or pledging of Braze stock.
• We do not offer pension arrangements, retirement plans, significant perquisites or special benefits to our named executive officers that are not available to our other full-time employees.
• We generally do not provide single-trigger vesting acceleration of the equity-based awards granted to our named executive officers upon a change in control.
• We do not provide our named executive officers with any excise tax gross-ups.
• We do not grant discounted stock options or stock appreciation rights

Objectives, Philosophy and Elements of Executive Compensation
Our compensation program aims to achieve the following main objectives:
•	position our compensation packages competitively against our peers to attract, retain and motivate top talent;
•	provide incentives that motivate and reward achievement of our key performance goals in order to establish and maintain a strong link between pay and performance;
•	align our executives’ interests with those of our stockholders by using long-term equity incentives to link executive compensation to stockholder value creation;
•	align our executives’ interests with our corporate performance by linking their performance-based cash incentives to our annual company performance; and
•	discourage excessive risk taking by using long-term equity incentives and cash incentives tied to company performance to align executive interests with sustainable company success.
Our executive compensation program generally consists of the following three principal components: base salary, performance-based cash bonus and long-term equity incentive compensation. We also provide our named executive officers with benefits available to all our employees, including retirement benefits under our 401(k) plan and participation in employee benefit plans. The below chart summarizes the three main elements of our executive compensation, their purpose and key features.

Element	Form	Purpose	Key Features
Base Salary	• Cash (fixed)	• Provides stable income for performing job responsibilities. • Attracts and retains top talent
• Reviewed annually and determined by the
compensation committee.

• Based on a number of factors deemed appropriate by the compensation committee, including (i) individual performance, (ii) company performance, and (iii) reference to market data of and comparison to peer companies.

Performance-Based Cash Bonus	• Cash (variable)
• Rewards achievement on an annual basis of key corporate financial and strategic results that have been identified as drivers for our success.

• Aligns short-term cash incentives of management with our stockholders by linking pay to company performance.

• Target amounts reviewed annually and determined by the compensation committee.

• Target amounts based upon role and reference to market data of and comparison to peer companies.

• Bonus achievement depends upon specific corporate performance goals reviewed and approved by our compensation committee at the beginning of our fiscal year.

• Corporate performance goals are designed to align with long-term strategic goals and creation of stockholder value.

Long-Term Equity Incentives	• Equity (variable)
• Motivates and rewards for long-term company
performance.

• Aligns long-term incentives of management and stockholder interests by linking pay to stockholder returns.

• Attracts and retains top talent.

• Reviewed annually and determined by the
compensation committee.

• Individual awards are based on a number of factors deemed appropriate by the compensation committee, including (i) individual performance, (ii) company performance, (iii) reference to market data of and comparison to peer companies, and (iv) the long-term retentive and incentive value of outstanding individual awards.

Our executive compensation philosophy is to provide a market-competitive compensation package to our named executive officers that includes significant short- and long-term incentives for the achievement of measurable corporate objectives. We believe that this approach provides an appropriate blend of short-term and long-term incentives to maximize stockholder value.

Prior to our initial public offering in November 2021, we granted our named executive officers long-term incentive compensation in the form of stock options to purchase shares of our Class B common stock. As part of a multi-year approach to long-term incentives established in 2021 prior to our initial public offering, our named executive officers received stock option awards in 2021 designed to provide equity incentives through our initial public offering and our first year as a public company. Therefore, our named executive officers were not eligible for equity grants during our 2023 fiscal year. For our 2024 fiscal year, we are using RSUs as our primary equity vehicle for our named executive officers. We believe that RSUs align the interests of employees with stockholders and provide a long-term focus through a multi-year vesting schedule, while managing dilution to existing investors.
To maintain a competitive compensation program, we also offer cash compensation in the form of base salaries and short-term incentives in the form of annual performance-based cash bonus payments, resulting in total cash compensation for our named executive officers that is aligned with market practices in our competitive markets.
We do not have any formal policies for allocating compensation among salary, short-term cash incentives, equity grants or other forms of short-term or long-term incentive compensation. Instead, our compensation committee uses its judgment, with appropriate support from management and the compensation committee’s independent compensation consultant, Compensia, Inc. (“Compensia”), to establish a total compensation mix for our named executive officers that is designed to achieve the goals of our executive compensation philosophy and to incentivize achievement of our corporate goals and objectives. Accordingly, we have historically structured our named executive officers’ total compensation towards annual performance-based cash bonus payments and long-term equity awards in order to align our management’s incentives with the interests of our stockholders and towards achievement of corporate goals and objectives.
During our 2023 fiscal year, the compensation committee, with the assistance of Compensia, reviewed our executive compensation, including base salaries, performance-based cash bonuses and outstanding equity awards, to confirm the continued alignment of our compensation program with stockholder interests and to appropriately reward, retain and incentivize our named executive officers. Compensia did not perform any work for us in our 2023 fiscal year, other than in respect of executive officer, senior leadership and director compensation.
How We Determine Executive Compensation
Role of our Compensation Committee
The compensation committee is appointed by our board of directors and oversees our compensation policies, plans and programs with the goal of attracting, incentivizing, retaining and rewarding top-quality executive management and employees. The compensation committee is responsible for reviewing and determining all compensation paid to our named executive officers and also reviewing our compensation practices and policies as they relate to risk management and risk-taking incentives. Our compensation committee consists solely of independent members of the board.
The compensation committee meets at least quarterly and with greater frequency if necessary throughout the year to manage and evaluate our executive compensation program, and generally determines the principal components of compensation (base salary, performance-based cash bonus and equity awards) for our named executive officers on an annual basis; however, decisions may occur at other times for new hires, promotions or other special circumstances as our compensation committee determines appropriate.
Role of Management
In fulfilling its responsibilities, the compensation committee considers input, as appropriate, from management. The Chief Executive Officer evaluates and provides to the compensation committee performance assessments and compensation recommendations with respect to each of our named executive officers, other than himself. In developing his recommendations, the Chief Executive Officer takes into account market data provided by Compensia. While the Chief Executive Officer discusses his recommendations with the compensation committee, he does not participate in the deliberations concerning, or the determination of, his own performance and compensation. From time to time, various other members of management and other employees, as well as outside advisors or consultants, may be invited by the compensation committee to make presentations, provide financial or other background information or advice or otherwise participate in the compensation committee meetings.

Role of Compensation Consultant
The compensation committee has the sole authority to retain compensation consultants to assist in its evaluation of executive compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. The compensation committee directly engaged Compensia as its independent compensation consultant for our 2023 fiscal year. Compensia’s engagement included:
•	compiling a group of peer companies to use as a reference in making executive compensation decisions;
•
reviewing the competitiveness of current executive pay practices, including base salary, annual cash awards and long-term incentive awards, and considering different compensation programs to aid in making executive pay decisions for our 2023 fiscal year;

•	assisting with the design of the short-term and long-term incentive compensation plans with appropriate performance goals and targets for our named executive officers and other executives;
•	periodically reviewing and advising on compensation trends, risks and regulatory developments; and
•	reviewing market and peer group equity usage metrics to assist with understanding of our equity award practices relative to market.
The compensation committee has analyzed whether the work of Compensia as our compensation consultant raises any conflict of interest, taking into account relevant factors in accordance with SEC guidelines. Based on its analysis, the compensation committee has determined that the work of Compensia, and the individual compensation advisors employed by Compensia do not create any conflict of interest pursuant to the SEC rules and the listing standards of Nasdaq.
Use of Competitive Market Compensation Data
The compensation committee believes that it is important when making its compensation decisions to be informed as to the current practices of comparable public companies with which we compete for top talent. To this end, the compensation committee approved a proposed peer group list of publicly traded companies, which was developed by Compensia to be used in connection with assessing our compensation practices.
This peer group represents a group of public companies that are reasonably comparable to Braze in terms of maturity, industry, market capitalization and financial characteristics to provide the compensation committee and management with relevant compensation information to support compensation decision-making. The executive compensation peer group was intended to reflect companies with executive positions of similar scope and complexity to Braze. In determining the peer group, Compensia considered whether a company was (i) U.S.-headquartered; (ii) a data-focused software company, with a preference for customer-brand engagement/analytics platforms; (iii) a company with annual revenue within a range of $100 million to $500 million; and (iv) a company with a market capitalization within a range of $2 billion to $20 billion. Additionally, Compensia considered whether the company had high revenue growth rates and reviewed initial public offering dates to avoid a concentration of newly public companies with limited disclosure of public company compensation practices.
Our peer group with respect to our 2023 fiscal year was as follows:
Amplitude	EngageSmart	SEMrush Holdings
Anaplan	Everbridge	Smartsheet
Asana	Fastly	Sprinklr
BigCommerce Holdings	Jamf Holding	Sprout Social
BlackLine	JFrog	Varonis Systems
C3.ai	nCino	Workiva
Confluent	PagerDuty	Zoominfo Technologies
Domo	Rapid7
The compensation committee reviews our peer group with input from Compensia at least annually and adjusts its composition, if warranted, taking into account changes in both our business and the businesses of the companies in the peer group.
Using data compiled from the peer companies, Compensia completed an assessment of our executive compensation to inform the compensation committee’s determinations regarding executive compensation for our 2023 fiscal year.

Compensia prepared, and the compensation committee reviewed, a range of market data reference points (generally at the 25th, 50th, and 75th percentiles of the market data) with respect to base salary, performance bonuses, vested and unvested equity compensation (valued based both on an approximation of grant date fair value as well as ownership percentage and for potential retentive value over time), total target cash compensation (base salary and the annual target performance cash bonus) and total direct compensation (total target cash compensation and equity compensation) with respect to each of the named executive officers. While the compensation committee does not have a formal policy for target pay to fall at any particular percentile of the market data, it reviewed market data comparisons as helpful reference points in making compensation decisions. As part of the review, the compensation committee determined that it was appropriate to use the 50th percentile of peer market data as the relevant benchmark for executive officer compensation in our 2023 fiscal year. Market data is only one of the factors that the compensation committee considers in making compensation decisions. The compensation committee also considers other factors as described below under “Factors Used in Determining Executive Compensation.”
Factors Used in Determining Executive Compensation
The compensation committee sets the compensation of our named executive officers at levels determined to be competitive and appropriate for each named executive officer, using their professional experience and judgment. Pay decisions are not made by use of a formulaic approach. The compensation committee believes that executive pay decisions require consideration of a multitude of relevant factors which may vary from year to year. In making executive compensation decisions, the compensation committee generally takes into consideration the factors listed below:
•	Company and individual performance
•	Existing business needs and criticality for future business needs and performance
•	Scope of job function and skill set
•	Relative pay among our named executive officers
•	Need to attract new talent and retain existing talent in a highly-competitive industry
•	The retentive value of unvested equity awards and alignment of executive stock-compensation with long term stockholder value
•	Range of market data reference points, as described above under “Use of Competitive Market Compensation Data”
•	Recommendations from Compensia
2023 Fiscal Year Executive Compensation Program
Base Salary
Base salary represents the fixed portion of the compensation of our named executive officers and is an important element of compensation intended to attract and retain highly-talented individuals. In February 2022, the compensation committee reviewed the base salaries of certain of our named executive officers, taking into consideration the competitive market analysis prepared by its compensation consultant and the recommendations of our Chief Executive Officer, as well as the other factors described in the section above. Following this review, the compensation committee determined to increase the base salaries for certain of our named executive officers for our 2023 fiscal year to the amounts set forth under the column below entitled “FY 2023 Base Salary”:
Named Executive Officer	FY 2022 Base Salary(1)	FY 2023 Base Salary
William Magnuson	$425,000	$450,000
Isabelle Winkles	$400,000	$400,000
Jonathan Hyman	$330,500	$370,000
Myles Kleeger	$340,750	$360,000
Susan Wiseman	$334,000	$347,500
(1)	Represents base salaries of our named executive officers as of January 31, 2022, as approved by our compensation committee in November 2021.

Annual Performance-Based Cash Bonus Program
Our annual performance-based cash bonus program for named executive officers provides incentive compensation that is specifically designed to motivate our named executive officers to achieve pre-established company-wide priorities set by the compensation committee and to reward them for results and achievements in a given fiscal year. The annual target bonus opportunities for our named executive officers are determined by the compensation committee in the first quarter of each fiscal year and are expressed as a percentage of their annual base salaries, with the potential bonus opportunity generally commensurate with each executive’s role and responsibilities and competitive pay practices among our peer group for similar executive roles. The bonus opportunity is paid out in cash.
The compensation committee established the size of the named executive officers’ target bonus opportunities following a review of the factors described above under the heading “Factors Used in Determining Executive Compensation”. In February 2022, the compensation committee reviewed the performance-based cash bonus opportunities of our named executive officers, taking into consideration the competitive market analysis prepared by its compensation consultant and the recommendations of our Chief Executive Officer, as well as the other factors described under the heading “Factors Used in Determining Executive Compensation”. Following this review, the compensation committee determined to increase the performance-based cash bonus opportunity percentage for Ms. Winkles for our 2023 fiscal year to the amount set forth under the column entitled “FY2023 Target Bonus Opportunity (% of Base Salary)”. The target bonus opportunities approved for, and amounts earned by, each of our named executive officers for our 2023 fiscal year were as follows:
Named Executive Officer	FY 2022 Target Bonus Opportunity (% of Base Salary)	FY 2023 Target Bonus Opportunity (% of Base Salary)	FY 2023 Target Bonus Opportunity ($)	FY 2023 Actual Bonus Earned
William Magnuson	100%	100%	$450,000	$211,500
Isabelle Winkles	40%	60%	$240,000	$112,800
Jonathan Hyman	60%	60%	$222,000	$104,340
Myles Kleeger	100%	100%	$360,000	$169,200
Susan Wiseman	50%	50%	$173,750	$81,663
Bonus opportunities under our annual performance-based cash bonus program for named executive officers may pay out at a level ranging from zero to 200% of the target level, with performance at the target level resulting in a payout of 100% of the target level. For our 2023 fiscal year, performance-based cash bonus payments were made twice to our named executive officers, with the initial portion of each named executive officer’s bonus determined and paid following our second quarter in such fiscal year and the remaining amount determined and paid following the end of our fiscal year (as set forth in “2023 Fiscal Year Bonus Payouts” below).
Beginning with our 2024 fiscal year, the compensation committee decided that instead of making mid-year payments to our named executive officers, 100% of performance-based cash bonus payments will be considered and approved following completion of our fiscal year for our named executive officers.
Executive Bonus Goal Setting
The compensation committee approved the performance metrics and their relative weighting for the performance-based cash bonus awards for our 2023 fiscal year in the first quarter of that fiscal year. The targets against which performance is measured are generated through our annual budget and strategic planning process, which was reviewed with our board of directors and finalized in the first quarter. For our 2023 fiscal year, the compensation committee determined that the performance goals for our named executive officers would be comprised of two equally weighted corporate performance goals consisting of annual contract value, measured in U.S. dollars (“ACV”), and renewal rate percentage (“RR”), with bonus payout eligibility increasing on if performance goals were achieved above target or decreasing if performance goals were achieved below target, as applicable. For purposes of the performance metrics, (i) ACV was equal to the annual recurring revenue value of new commercial activity from both existing customers and new customers sold by Braze during the fiscal year, and (ii) RR was equal to the dollar value of recurring revenue that was renewed with Braze during the fiscal year divided by the total dollars available for renewal during that same period. Both ACV and RR excluded the impact of any one-time implementation and onboarding fees, and the impact of any overage fees or passthrough revenue. The target for both ACV and RR was set to incentivize the achievement of our 2023 fiscal year operating plan, as established in the beginning of our 2023 fiscal year. The compensation committee believes that these goals represent rigorous objectives for our named executive officers and align with stockholder interests. The compensation committee has the authority to exercise discretion to award bonus awards absent attainment of the relevant performance goals or to reduce or increase the size of any bonus amount, but the compensation committee did not exercise such discretion for our 2023 fiscal year. The named executive officers’ performance-based cash bonus awards for our 2023 fiscal year are tied to the achievement of these goals.
2023 Fiscal Year Bonus Payouts
For our named executive officers in our 2023 fiscal year, the compensation committee approved actual performance-based cash bonus award payments for the first half of the fiscal year in August 2022, following completion of our quarter ended July 31, 2022, and approved actual performance-based cash bonus award payments for the second half of our 2023 fiscal year in February 2023.
In August 2022, the compensation committee approved payments for the first half of our 2023 fiscal year based on the percentage attainment at mid-year against the performance targets, resulting in a performance-based cash bonus payout equal to approximately 35% of the full year bonus eligibility for each named executive officer. In February 2023, achievement of the corporate performance goals for our full 2023 fiscal year was determined to be 47%. Accordingly, the compensation committee determined that the aggregate performance-based cash compensation for our named executive officers for our 2023 fiscal year would be 47% of each’s full year target amount, with the unpaid portion of such bonus amounts paid in March 2023. The amount of the aggregate bonus that was paid with respect to the full fiscal year was determined in accordance with the terms of the performance-based cash bonus program previously approved by the compensation committee, with no discretionary supplemental bonus paid to any named executive officer.
Equity Awards
We view long-term incentive compensation in the form of equity awards as a critical element of our executive compensation program. The realized value of these equity awards bears a direct relationship to our stock price, and, therefore, these awards are an incentive for our executive officers to create value for our stockholders. Equity awards also help us retain qualified executive officers in an increasingly competitive market.
Long-term incentive compensation opportunities in the form of equity awards are granted to our Chief Executive Officer and our other named executive officers by the compensation committee. As with other elements of compensation, the compensation committee determines the amount of long-term incentive compensation for our named executive officers as part of its annual compensation review and after taking into consideration the individual officer’s responsibilities and performance and existing equity retention profiles, our total annual projected equity budget and the other factors described in “Factors Used in Determining Executive Compensation” above. For awards to named executive officers other than the Chief Executive Officer, the compensation committee also takes into account the recommendations of the Chief Executive Officer with respect to appropriate grants and any particular individual circumstances. The amounts of the equity awards are intended to provide competitively-sized awards and the resulting target total direct compensation opportunities that the compensation committee believes are reasonable and appropriate taking into consideration the factors described herein.
Prior to our initial public offering in November 2021, we granted our named executive officers long-term incentive compensation in the form of stock options to purchase shares of our Class B common stock. As part of a multi-year approach to long-term incentives established in 2021 prior to our initial public offering, our named executive officers received stock option awards in 2021 designed to provide equity incentives through our initial public offering and our first year as a public company. In light of the stock option grants made to our named executive officers in April 2021 in contemplation of our initial public offering and the anticipated long-term value that such stock options then represented, we did not grant any long-term incentive compensation awards in our 2023 fiscal year.
For our 2024 fiscal year, the compensation committee determined to grant our named executive officers long-term incentive compensation solely in the form of RSUs which may vest and be settled for shares of our Class A common stock. Since the value of RSUs increases with any increase in the value of the underlying shares, they serve as an incentive that aligns the interests of our named executive officers with the long-term interests of our stockholders. In addition, because they are subject to a multi-year vesting requirement, RSUs serve our retention objectives since our named executive officers generally must remain continuously employed by us through the applicable vesting dates to fully earn these awards. Additionally, because of their “full value” nature, RSUs deliver the desired grant date fair value using a lesser number of shares than an equivalent stock option, thereby enabling us to reduce the dilutive impact of our long-term incentive award mix and to use our equity compensation resources more efficiently.
Prior to our initial public offering in November 2021, all of the stock options we have granted were made pursuant to our Amended and Restated 2011 Equity Incentive Plan (the “2011 Plan”). Following the closing of our initial public offering, we will grant any equity incentive awards under the terms of our 2021 Equity Incentive Plan (the “2021 Plan”). Generally, our compensation committee grants awards to our named executive officers and employees in the first quarter of each year. The compensation committee may also use its discretion to grant awards to our named executive officers and other employees outside of the first quarter in connection with new hires, in-year promotions or as performance awards deemed appropriate by our board of directors or the compensation committee.
Other Features of Our Executive Compensation Program
Agreements with Our Named Executive Officers
In connection with our initial public offering in November 2021, we entered into confirmatory offer letters with Messrs. Magnuson, Hyman and Kleeger governing their positions as our Chief Executive Officer, Chief Technology Officer and President and Chief Customer Officer (Mr. Kleeger later had his title changed to President and Chief Commercial Officer), respectively, and Mses. Winkles and Wiseman governing their positions as our Chief Financial Officer and General Counsel and Secretary, respectively. Each letter has no specific term and provides for at-will employment. Pursuant to these confirmatory offer letters, each of Messrs. Magnuson, Hyman and Kleeger and Mses. Winkles and Wiseman are eligible for discretionary performance-based compensation to be paid in conformity with our bonus practices in place from time to time and reviewed annually by our compensation committee, subject to corporate performance goals and any other performance metrics or factors otherwise determined to be appropriate by our board of directors or the compensation committee.
In addition, each of our named executive officers will be entitled to benefits in accordance with our executive severance plan described below and has executed our standard employee covenants agreement governing the protection of confidential information, intellectual property and inventions.
Employee Stock Purchase Plan
We offer all eligible employees, including eligible named executive officers, the opportunity to purchase shares of our Class A common stock at a discount under our 2021 Employee Stock Purchase Plan (the “ESPP”), which is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of Internal Revenue Code of 1986, as amended (the “Code”). Pursuant to the ESPP, all eligible employees, including our named executive officers who satisfy such eligibility criteria, may allocate up to 15% of their gross earnings (as described in ESPP) for the relevant purchase period to purchase our stock at a 15% discount of the lesser of (i) the market value of our Class A common stock at the beginning of each offering period and (ii) the market value of our Class A common stock on the applicable purchase date, subject to specified limits.
Executive Severance Plan
Our board of directors has adopted an executive severance plan in which our named executive officers and certain other members of management and key employees participate. The severance plan was approved by our compensation committee after considering competitive market data. Our compensation committee determined that these benefits were both competitively reasonable and necessary to recruit and retain executives and other key employees. Enhanced severance benefits are provided for a qualifying termination that occurs in connection with a change in control in order to support ongoing retention and alignment of the interests of our executives and those of our stockholders in the event of a potential change in control transaction.
The executive severance plan provides that upon (i) a termination of an eligible participant’s employment by us without “cause”, as defined in the executive severance plan or (ii) a resignation by an eligible participant for “good reason”, as defined in the executive severance plan, in each case outside of the period commencing three months prior to and ending twelve months following a change in control of Braze (which we refer to as the change in control determination period), the named executive officer will be entitled to receive, subject to, among other things, the execution, delivery and effectiveness of a customary release of claims in our favor, (a) a lump sum cash payment equal to one-half times (0.5x) such named executive officer’s annual base salary then in effect (or one times (1.0x) his annual base salary then in effect for Mr. Magnuson); (b) an additional lump sum cash payment equal to any earned but unpaid annual bonus for any performance years completed as of the date of termination; and (c) continued payment of premiums for the named executive officer’s continued coverage under our health insurance plans for a six (6)-month period (or for a twelve (12)-month period for Mr. Magnuson).
The executive severance plan also provides that upon (i) a termination of an eligible participant’s employment with us that is effected by us without “cause” or (ii) a resignation by an eligible participant for “good reason,” in each case within the change in control determination period, the named executive officers will be entitled to receive, subject to, among other things, the execution, delivery and effectiveness of a customary release of claims in our favor, (a) a lump sum cash payment equal to one times (1.0x) such named executive officer’s annual base salary then in effect; (b) an additional lump sum cash payment equal to the sum of (1) any earned but unpaid annual bonus for any performance years completed as of the date of termination; and (2) a prorated target annual bonus for the performance year of termination; (c) continued payment of premiums for the eligible participant’s continued coverage under our health insurance plans for a twelve (12)-month period; and (d) accelerated vesting of outstanding and unvested equity awards held by such participant. In addition, solely in the case of Mr. Magnuson, he will also be entitled to receive an additional lump such cash payment equal to his target annual bonus for the performance year of termination.
The payments and benefits provided under the executive severance plan in connection with a change in control may not be eligible for a federal income tax deduction by us pursuant to Section 280G of the Code. These payments and benefits may also subject an eligible participant, including the named executive officers, to an excise tax under Section 4999 of the Code. If the payments or benefits payable in connection with a change in control would be subject to the excise tax imposed under Section 4999 of the Code, then those payments or benefits will be reduced if such reduction would result in a higher net after-tax benefit to the recipient.
Employee Benefit Plans and Perquisites
We do not provide any significant perquisites or personal benefits to our named executive officers. Our named executive officers are eligible to participate in our employee benefit plans, including our medical, dental, vision, life and disability plans, in each case on the same basis as all of our other employees.
We maintain a defined contribution retirement plan that provides eligible employees, including each of our named executive officers, with an opportunity to save for retirement on a tax-advantaged basis. Eligible employees may defer eligible compensation on a pre-tax basis, up to the statutorily prescribed annual limits on contributions under the Code. We have the ability to make discretionary contributions to the 401(k) plan, and annually match eligible employee contributions up to the lesser of (i) $5,000, or (ii) 6% of the employee’s eligible compensation. Employee contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participant’s directions. Employees are immediately and fully vested in their contributions. The 401(k) plan is intended to be qualified under Section 401(a) of the Code with the 401(k) plan’s related trust intended to be tax exempt under Section 501(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan.
Clawbacks
As a public company, if we are required to restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws as a result of misconduct, the Chief Executive Officer and Chief Financial Officer may be legally required to reimburse Braze for any bonus or other incentive-based or equity-based compensation they receive in accordance with the provisions of section 304 of the Sarbanes-Oxley Act of 2002. Additionally, we will implement a Dodd-Frank Wall Street Reform and Consumer Protection Act-compliant clawback policy when the Nasdaq finalizes its listing standards relating to the recovery of erroneously awarded executive compensation as required by the SEC.
Policy Prohibiting Hedging and Pledging
Our board of directors has adopted an insider trading policy, which prohibits hedging or monetization transactions with respect to our Class A and Class B common stock for our employees, our directors and their affiliates, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars, and exchange funds. In addition, our insider trading policy generally prohibits trading in derivative securities related to our Class A and Class B common stock, which include publicly traded call and put options and engaging in short selling of our common stock. Furthermore, our insider trading policy prohibits purchasing our common stock on margin or holding it in a margin account and pledging our shares as collateral for a loan, except in limited circumstances pre-approved by our board of directors or our nominating and corporate governance committee.
Compensation and Risk Management
Our compensation committee, Compensia, and our management team each play a role in evaluating and mitigating potential risks associated with our compensation plans, policies and practices. Our compensation committee, with input and support from Compensia and management, has considered our compensation plans, policies and practices to determine (i) if such plans, policies and practices are appropriately tailored to mitigate risk-taking initiatives, and (ii) if they are reasonably likely to have a material adverse effect on Braze. In particular, this review considered compensation program attributes that help to mitigate risk, including:
•	the mix of cash and equity compensation;
•	a balance of short and long-term incentive plan designs with multiple performance measures that emphasize top and bottom-line performance;
•	our formal policies for equity administration;
•	our insider trading policy, which prohibits short sales, hedging or similar transactions, derivatives trading and pledging and using Braze securities as collateral; and
•	the oversight of an independent compensation committee.
Based on this assessment, our compensation committee concluded that our compensation plans, policies and practices, taken as a whole, are not reasonably likely to have a material adverse effect on Braze.
Tax and Accounting Considerations
Deductibility of Executive Compensation
Under Section 162(m) of the Code (“Section 162(m)”), compensation paid to each of our “covered employees” that exceeds $1 million per tax year is generally non-deductible.
Although our compensation committee considers tax implications as one factor in determining executive compensation, our compensation committee also looks at other factors in making its decisions and retains the flexibility to provide compensation for our named executive officers in a manner consistent with the goals of our executive compensation program and the best interests of Braze and our stockholders, which may include providing for compensation that is not deductible by Braze due to the deduction limit under Section 162(m).
Accounting Considerations
Our compensation committee considers the accounting treatment of the various elements of our executive compensation program. For example, we record our executive officers’ base salaries, equity awards, and our cash incentive compensation in our consolidated financial statements.
We follow the FASB ASC Topic 718 (“ASC Topic 718”) for our stock-based compensation awards. ASC Topic 718 requires us to measure the compensation expense for all stock-based payment awards made to our employees, including our named executive officers and non-employee directors, including stock options and other stock awards, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the executive compensation tables in this proxy statement, even though the recipient of the awards may never realize any value from their awards.

Compensation Committee Report
Our compensation committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis section of Braze’s 2023 Proxy Statement. Based on this review and discussion, our compensation committee has recommended to our board of directors that the Compensation Discussion and Analysis be included in Braze’s 2023 Proxy Statement and incorporated into Braze’s Annual Report on Form 10-K for our 2023 fiscal year.
Respectfully submitted by:
Phillip M. Fernandez (Chair)
Tara Walpert Levy (Compensation Committee member)
Doug Pepper (Compensation Committee member until April 3, 2023)

Executive Compensation Tables
Summary Compensation Table
The following table shows for our 2023, 2022 and 2021 fiscal years, as applicable, compensation awarded to or paid to, or earned by, our named executive officers.
Name and Principal Position	Fiscal Year	Salary ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(3)	Total ($)
William Magnuson Chief Executive Officer	2023	450,000	—	211,500	5,324	666,824
	2022	350,000	28,528,500	461,000	3,048	29,342,548
	2021	315,000	—	307,400	3,048	625,448

Isabelle Winkles Chief Financial Officer	2023	400,000	—	112,800	5,288	518,088
	2022	400,000	3,879,600	137,813	3,048	4,420,461
	2021	400,000	1,998,360	55,072	3,048	2,456,480

Jonathan Hyman(4) Chief Technology Officer	2023	370,000	—	104,340	5,266	479,606
	2022	307,500	7,843,500	257,095	3,048	8,411,143

Myles Kleeger(4) President and Chief Customer Officer	2023	360,000	—	169,200	5,259	534,459
	2022	328,750	7,843,500	419,350	3,048	8,594,648

Susan Wiseman General Counsel and Secretary	2023	347,500	—	81,663	5,251	434,414
	2022	316,000	2,660,850	189,171	3,048	3,169,069
	2021	290,000	439,200	137,963	3,048	870,211
(1)	Salary amounts represent actual amounts paid during the relevant fiscal year. See “—2023 Fiscal Year Executive Compensation Program—Base Salary” above.
(2)
Amounts reported represent the aggregate grant date fair value of the stock options granted to our named executive officers during the relevant fiscal year reported under our 2011 Plan, computed in accordance with ASC Topic 718. The assumptions used in calculating the grant date fair value of the stock options reported in this column are set forth in the notes to our audited consolidated financial statements included elsewhere in our Annual Report on Form 10-K for the 2022 fiscal year. This amount does not reflect the actual economic value that may be realized by the named executive officer.

(3)	Amounts shown represent life insurance premiums and 401k contributions paid by us on behalf of our named executive officers.
(4)	Messrs. Hyman and Kleeger were not named executive officers for our 2021 fiscal year, and, as a result, their compensation information for such fiscal year has been omitted.
Narrative to the Summary Compensation Table
Annual Base Salary
Our named executive officers receive a base salary to compensate them for services rendered to us. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. The 2023 fiscal year annual base salaries for Mr. Magnuson, Ms. Winkles, Mr. Hyman, Mr. Kleeger and Ms. Wiseman were $450,000, $400,000, $370,000, $360,000 and $347,500, respectively. In establishing salary levels, we consider each named executive officer’s individual experience, responsibilities and performance and the pay levels of similarly situated executives at comparable companies. None of our named executive officers is currently party to an employment agreement or other agreement or arrangement that provides for automatic or scheduled increases in base salary. See “—Other Features of Our Executive Compensation Program—Agreements with Our Named Executive Officers” for additional information.
Annual Performance-Based Cash Bonus Opportunity
The annual performance-based cash bonus program for our named executive officers is designed to provide incentives to our named executive officers to make important contributions to our success and to reward them for their performance. The annual performance-based cash bonus program for bonus payments to each named executive officer is conditioned upon the achievement of certain performance goals established by the compensation committee. For our 2023 fiscal year, the compensation committee determined that the performance goals for our named executive officers would be comprised of two equally weighted corporate performance goals consisting of ACV, measured in U.S. dollars, and RR. For additional information on the performance bonus plan metrics in our 2023 fiscal year, see “—Executive Bonus Goal Setting”. The compensation committee established the size of the named executive officers’ target bonus opportunities following a review of multitude of relevant factors, which may vary from year to year. For additional information on the factors considered by the compensation committee, see “—Factors Used in Determining Executive Compensation”.
Equity-Based Incentive Awards
Prior to our initial public offering in November 2021, we granted our named executive officers long-term incentive compensation in the form of stock options to purchase shares of our Class B common stock. As part of a multi-year approach to long-term incentives established in 2021 prior to our initial public offering, our named executive officers received stock option awards designed to provide equity incentives through our initial public offering and for our first year as a public company. In light of the stock option grants made to our named executive officers in April 2021 in contemplation of our initial public offering and the anticipated long-term value that such stock options then represented, we did not grant any long-term equity incentive awards in our 2023 fiscal year.
Employment Arrangements
Each of our named executive officers has entered into a confirmatory offer letter and is eligible for participation in both our Executive Severance Plan (as defined above) and our annual performance-based cash bonus program. For additional information, see “—Other Features of Our Executive Compensation Program—Agreements with Our Named Executive Officers” above.
Grants of Plan-Based Awards for our 2023 Fiscal Year
The following table sets forth the target bonus opportunities and maximum bonus opportunities for our named executive officers under our annual performance-based cash bonus program for our named executive officers for our 2023 fiscal year. The target bonus opportunity represents a specified % of base salary, and the maximum bonus opportunity represents 200% of the target bonus opportunity. See “2023 Fiscal Year Executive Compensation Program—Annual Performance-Based Cash Program”.
	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)
Name	Target ($)	Maximum ($)
William Magnuson	450,000	900,000
Isabelle Winkles	240,000	480,000
Jonathan Hyman	222,000	444,000
Myles Kleeger	360,000	720,000
Susan Wiseman	173,750	347,500
(1)	The annual performance-based cash bonus program does not provide for threshold amounts (or equivalent items).

Outstanding Equity Awards as of January 31, 2023
The following table sets forth certain information regarding outstanding equity awards granted to our named executive officers that remain outstanding as of January 31, 2023.
	Option Awards(1)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
William Magnuson	3/12/2019	599,559 (2)	—	3.46	3/11/2029
	4/20/2021	215,625(3)	234,375(3)	35.01	4/19/2031
	4/20/2021	—	750,000(4)	35.01	4/19/2031

Isabelle Winkles	2/4/2020	42,657(5)	102,375(5)	4.88	2/3/2030
	4/20/2021	14,166(6)	28,690(6)	35.01	4/19/2031
	4/20/2021	—	120,000(7)	35.01	4/19/2031

Jonathan Hyman	3/12/2019	137,912(2)	—	3.46	3/11/2029
	4/20/2021	71,875(3)	78,125 (3)	35.01	4/19/2031
	4/20/2021	—	180,000(4)	35.01	4/19/2031

Myles Kleeger	12/17/2014	182,448	—	0.26125	12/16/2024
	2/15/2018	231,449	—	1.6425	2/14/2028
	3/12/2019	192,915(2)	—	3.46	3/11/2029
	4/20/2021	71,875(3)	78,125 (3)	35.01	4/19/2031
	4/20/2021	—	180,000(4)	35.01	4/19/2031

Susan Wiseman	3/12/2019	59,735(8)	—	3.46	3/11/2029
	2/4/2020	35,625(9)	24,375(9)	4.88	2/3/2030
	4/20/2021	12,395(6)	22,605(6)	35.01	4/19/2031
	4/20/2021	—	75,000(7)	35.01	4/19/2031
(1)	All awards listed in this table were granted pursuant to the 2011 Plan.
(2)
The shares underlying these stock options include shares of Class B common stock which are not vested, but subject to an early exercise option for the benefit of the named executive officer. The shares underlying these stock options vested in full in February 2023. In the event of a change of control, then the greater of (i) 50% of the number of unvested stock options and (ii) the number of stock options that would vest during the 12 months following the change of control will be immediately accelerated and become vested and exercisable.

(3)
The shares underlying these stock options vest in equal monthly installments until February 2025, subject to the named executive officer’s continuous service through each such vesting date. If the named executive officer’s employment is terminated in connection with or within 12 months following a change of control, then 100% of the unvested stock options will be immediately accelerated and become vested and exercisable.

(4)
25% of the shares underlying these stock options vested on February 1, 2023. Thereafter, the remaining shares vest in equal monthly installments until February 2026, subject to the named executive officer’s continuous service through each such vesting date. If the named executive officer’s employment is terminated in connection with or within 12 months following a change of control, then 100% of the unvested stock options will be immediately accelerated and become vested and exercisable.

(5)
The shares underlying these stock options vest in equal monthly installments until January 2024, subject to Ms. Winkles’ continuous service through each such vesting date. If Ms. Winkles’ employment is terminated in connection with or within 12 months following a change of control, then the greater of (i) 50% of the number of unvested stock options and (ii) the number of stock options that would vest during the 12 months following the change of control will be immediately accelerated and become vested and exercisable.

(6)
The shares underlying these stock options vest in equal monthly installments until August 2025, subject to the named executive officer’s continuous service through each such vesting date. If the named executive officer’s employment is terminated in connection with or within 12 months following a change of control, then 100% of the unvested stock options will be immediately accelerated and become vested and exercisable.

(7)
25% of the shares underlying these stock options vest on August 1, 2023. Thereafter, the remaining shares vest in equal monthly installments until August 2026, subject to the named executive officer’s continuous service through each such vesting date. If the named executive officer’s employment is terminated in connection with or within 12 months following a change of control, then 100% of the unvested stock options will be immediately accelerated and become vested and exercisable.

(8)
The shares underlying these stock options include shares of Class B common stock which are not vested, but subject to an early exercise option for the benefit of Ms. Wiseman. The shares underlying these stock options vested in equal monthly installments until February 2023, subject to the named executive officer’s continuous service through each such vesting date. If Ms. Wiseman’s employment is terminated in connection with or within 12 months following a change of control, the number of stock options that would have vested as of the date 12 months following the date of consummation of such change of control will be immediately accelerated and become vested and exercisable.

(9)
The shares underlying these stock options vest in equal monthly installments until February 2024, subject to Ms. Wiseman’s continuous service through each such vesting date. If Ms. Wiseman’s employment is terminated in connection with or within 12 months following a change of control, the number of stock options that would have vested as of the date 12 months following the date of consummation of such change of control will be immediately accelerated and become vested and exercisable.

Stock option exercises
The following table shows sets forth certain information regarding any stock option exercises and stock vested during our 2023 fiscal year with respect to our named executive officers.
	Option Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)(1)
William Magnuson	153,901	3,304,254
Isabelle Winkles	206,619	6,903,683
Jonathan Hyman	117,350	3,662,001
Myles Kleeger	102,700	4,371,831
Susan Wiseman	10,000	381,906
(1)	The value realized on exercise is based on the closing price of our Class A common stock on the date of exercise minus the exercise price and does not reflect actual proceeds received.
Potential Payments Upon Termination or Change in Control
Each of our named executive officers is eligible to receive payments and benefits under the terms of our Executive Severance Plan, adopted by our board of directors in November 2021. Our Executive Severance Plan provides for severance and/or change in control payments and benefits to our named executive officers upon (i) a termination without “cause” or resignation for “good reason” (as such terms are defined in our Executive Severance Plan) outside the period commencing three months prior to and ending twelve months following a change in control of Braze (which we refer to as the change in control determination period) or (ii) a termination without “cause” or resignation for “good reason” within the change in control determination period. No amounts are payable under our Executive Severance Plan or in respect of outstanding equity-based awards in the event of a named executive officer’s termination for cause, voluntary resignation without good reason or termination due to death or disability.

The table below provides information with respect to (i) potential payments and benefits to which our named executive officers would be entitled under our Executive Severance Plan, as described above under the section titled, “Executive Severance Plan,” assuming their employment was terminated as of January 31, 2023, including in connection with a change in control as of January 31, 2023, and (ii) the acceleration of vesting of certain stock option awards in connection with a change of control pursuant to the applicable award agreement, assuming such change of control was effected on January 31, 2023.
Name	Benefit Description	Termination without cause or for good reason by executive not in connection with a change in control ($)(1)	Termination without cause or for good reason by executive in connection with a change in control ($)(2)(3)	In connection with a change in control ($)(4)
William Magnuson	Cash severance	450,000	1,350,000	—
	Accelerated vesting of equity awards(5)	—	777,801	777,801
	Continuation of health benefits	22,701	22,701	—

Isabelle Winkles	Cash severance	200,000	640,000	—
	Accelerated vesting of equity awards(5)	—	2,776,410	—
	Continuation of health benefits	16,406	32,811	—

Jonathan Hyman	Cash severance	185,000	592,000	—
	Accelerated vesting of equity awards(5)	—	133,567	133,567
	Continuation of health benefits	16,406	32,811	—

Myles Kleeger	Cash severance	180,000	720,000	—
	Accelerated vesting of equity awards(5)	—	133,567	133,567
	Continuation of health benefits	15,221	30,442	—

Susan Wiseman	Cash severance	173,750	521,250	—
	Accelerated vesting of equity awards(5)	—	702,690	—
	Continuation of health benefits	11,351	22,701	—
(1)	Represents severance benefits, which assumes the named executive officer is terminated without “cause” or resigns for “good reason” outside of the change in control determination period.
(2)
Represents change in control severance benefits based on a double-trigger arrangement, which assumes the named executive officer is terminated without “cause” or resigns for “good reason” within the change in control determination period.

(3)
Following a change in control, any payments received by our named executive officers may be reduced to an amount, the higher of either (i) the largest portion of the payments that would result in no portion of the payments being subject to an excise tax under Section 4999 of the Code or (ii) the largest portion, up to and including the total, of the payments, whichever amount, after taking into account all federal, state and local employment taxes, income taxes and such excise tax (all computed at the highest applicable marginal rate), resulting in the named executive officer’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the payments may be subject to the excise tax. If a reduction in payments or benefits constituting “parachute payments” within the meaning of Section 280G of the Code is necessary, so that the payments equal the higher amount described above, reduction will occur in the manner that results in the greatest economic benefit for the named executive officer.

(4)
Represents the acceleration of vesting of stock option awards in connection with a change in control, which were issued in March 2019 pursuant to the applicable award agreements thereof. In the event of a change of control, then the greater of (i) 50% of the number of unvested options and (ii) the number of options that would vest during the 12 months following the change in control would have immediately accelerated and become vested and exercisable. The shares underlying these awards vested in full in February 2023. See “—Outstanding Equity Awards as of January 31, 2023” for more information about these stock option awards.

(5)
All accelerated vesting of equity awards represents acceleration of vesting of unvested, unexercised stock options (without giving effect to any early exercise features of such stock options) outstanding as of January 31, 2023. The value of accelerated vesting of unvested, unexercised stock options is based on the difference between $32.00, which was the closing stock price on January 31, 2023, as reported on Nasdaq, and the exercise price per stock option multiplied by the number of unvested stock options.

Termination Without “Cause” or Resignation for “Good Reason” Outside of the Period Commencing Three Months Prior to and Ending Twelve Months Following a Change in Control
Upon a termination without “cause” or resignation for “good reason” outside the change in control determination period, each of our named executive officers is entitled to a lump sum payment equal to, and subject to, among other things, the execution, delivery and effectiveness of a customary release of claims in our favor, (a) a lump sum cash payment equal to one-half times (0.5x) such named executive officer’s annual base salary then in effect (or one times (1.0x) his annual base salary then in effect for Mr. Magnuson); (b) an additional lump sum cash payment equal to any earned but unpaid annual bonus for any performance years completed as of the date of termination; and (c) continued payment of premiums for the named executive officer’s continued coverage under our health insurance plans for a six (6)-month period (or for a twelve (12)-month period for Mr. Magnuson). The unvested equity awards will be forfeited upon a termination without “cause” or resignation for “good reason” outside the change in control determination period.
Termination Without “Cause” or Resignation for “Good Reason” Within the Period Commencing Three Months Prior to and Ending Twelve Months Following a Change in Control
Upon a termination without “cause” or resignation for “good reason” within the change in control determination period, each of our named executive officers is entitled to, and subject to, among other things, the execution, delivery and effectiveness of a customary release of claims in our favor, (a) a lump sum cash payment equal to one times (1.0x) such named executive officer’s annual base salary then in effect; (b) an additional lump sum cash payment equal to the sum of (1) any earned but unpaid annual bonus for any performance years completed as of the date of termination; and (2) a prorated target annual bonus for the performance year of termination; (c) continued payment of premiums for the eligible participant’s continued coverage under our health insurance plans for a twelve (12)-month period; and (d) accelerated vesting of outstanding and unvested equity awards held by such participant. In addition, solely in the case of Mr. Magnuson, he will also be entitled to receive an additional lump such cash payment equal to his target annual bonus for the performance year of termination.
No amounts are payable under our Executive Severance Plan or in respect of outstanding equity-based awards in the event of a named executive officer’s termination for “cause”, voluntary resignation without “good reason” or termination due to death or disability.
Change in Control without Termination of Employment
Our equity incentive plans and award agreements generally do not provide for “single-trigger” vesting of equity awards upon a change in control. However, there are certain stock options, which were issued in March 2019, and vested in full on February 2023, which were subject to “single-trigger” vesting upon a change in control. In the event of a change in control, then the greater of (i) 50% of the number of such unvested options and (ii) the number of such stock options that would vest during the 12 months following the change in control, would have immediately accelerated and become vested and exercisable. Aside from such stock options, in the event of a change in control, unless otherwise determined by our board of directors, outstanding awards may be assumed, continued or substituted for by the acquiring entity and, if so assumed, will remain subject to the same vesting and forfeiture restrictions that were applicable to the award prior to the change in control. Pursuant to our 2021 Plan, if the acquiring entity does not assume, continue or substitute for such awards, then with respect to any awards that are held by participants whose continuous service has not terminated prior to the effective time of the change in control, the vesting (and exercisability, if applicable) of such awards will be accelerated in full to a date prior to the effective time of the change in control.
Indemnification Matters
Our amended and restated certificate of incorporation contains provisions that limit the liability of our current and former directors for monetary damages to the fullest extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for any breach of fiduciary duties as directors, except liability for: (1) any breach of the director’s duty of loyalty to the corporation or its stockholders; (2) any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law; (3) unlawful payments of dividends or unlawful stock repurchases or redemptions; or (4) any transaction from which the director derived an improper personal benefit.
Such limitation of liability does not apply to liabilities arising under federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.
Our amended and restated certificate of incorporation authorizes us to indemnify our directors, officers, employees and other agents to the fullest extent permitted by Delaware law. Our amended and restated bylaws provide that we are required to indemnify our directors and officers to the fullest extent permitted by Delaware law and may indemnify our other employees and agents. Our amended and restated bylaws also provide that, on satisfaction of certain conditions, we will advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under the provisions of Delaware law. We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by our board of directors. With certain exceptions, these agreements provide for indemnification for related expenses including attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe these provisions in our amended and restated certificate of incorporation and amended and restated bylaws and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain customary directors’ and officers’ liability insurance.
The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors, executive officers or persons controlling us, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Equity Compensation Plan Information
The following table summarizes our equity compensation plan information as of January 31, 2023. Information is included for equity compensation plans approved by our stockholders. We do not have any equity compensation plans not approved by our stockholders:
Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(2)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(3)
Equity plans approved by stockholders	12,797,459	$14.27	16,324,606
Equity plans not approved by stockholders	—	—	—
(1)
Includes the 2011 Plan and the 2021 Plan, but does not include future rights to purchase Class A common stock under our ESPP, which depend on a number of factors described in our ESPP and will not be determined until the end of the applicable purchase period.

(2)	The weighted-average exercise price excludes any outstanding restricted stock unit awards, which have no exercise price.
(3)
Includes the 2021 Plan and ESPP. Stock options or other stock awards granted under the 2011 Plan that are forfeited, terminated, expired or repurchased become available for issuance under the 2021 Plan.

The 2021 Plan provides that the total number of shares of our Class A common stock reserved for issuance thereunder will automatically increase on February 1st of each year for a period of ten years commencing on February 1, 2022 and ending on (and including) February 1, 2031, in an amount equal to 5.0% of the total number of shares of Class A common stock outstanding on January 31st before the date of the automatic increase; or such lesser number of shares of Class A common stock as determined by our board of directors prior to February 1st of a given year. In addition, the ESPP provides that the total number of shares of our common stock reserved for issuance thereunder will automatically increase on February 1st of each year for a period of up to ten years commencing on February 1, 2022 and ending on (and including) February 1, 2031, in an amount equal to the lesser of (i) 1.0% of the total number of shares of common stock outstanding on January 31st before the date of the automatic increase, and (ii) 2,737,000 shares; or such lesser number of shares of common stock as determined by our board of directors prior to February 1st of a given year.
Accordingly, on February 1, 2023, the number of shares of Class A common stock available for issuance under the 2021 Plan and the ESPP increased by 4,798,771 shares and 959,754 shares, respectively, pursuant to these provisions. These increases are not reflected in the table above.

PAY VERSUS PERFORMANCE
The following table sets forth the compensation for our Chief Executive Officer (“CEO”) and the average compensation for our other named executive officers (“Other NEOs”) for the 2023 and 2022 fiscal years (each, a “Covered Year”), both as reported in the Summary Compensation Table (“SCT”) and with certain adjustments to reflect the “compensation actually paid” to such individuals, as calculated in accordance with rules adopted by the SEC in August 2022. “Compensation actually paid” does not reflect amounts actually realized by our CEO and Other NEOs and may be higher or lower than the amounts, if any, that are ultimately realized by such individuals. Our compensation committee did not consider “compensation actually paid”, as defined by the SEC, when making its executive compensation decisions for the Covered Years. Please see the Compensation Discussion and Analysis section in this proxy statement for a discussion of our compensation committee’s philosophy, objectives, and practices when making executive compensation decisions.
The table below also provides information for each Covered Year on our cumulative total shareholder return (“TSR”) and the cumulative TSR of our peer group (with each such TSR determined for the period commencing on November 17, 2021, the date that our Class A common stock began trading on Nasdaq (the “IPO Date”)), our Net (loss) income and our Revenue. We selected Revenue as our “most important financial performance measure” used to link “compensation actually paid” to our CEO and Other NEOs to our performance for the 2023 fiscal year, because both ACV and RR, which were the two corporate performance factors for purposes of our performance-based cash bonus awards for the 2023 fiscal year, were derived from Revenue.
Fiscal Year	SCT Total for CEO ($)	Compensation Actually Paid to CEO ($)(1)(2)	SCT Average Total for Other NEOs ($)(3)	Average Compensation Actually Paid to Other NEOs ($)(2)(4)	Value of Initial Fixed $100 Investment Based on:		Net (loss) Income ($, in thousands)(6)	Revenue ($, in thousands)(7)
					Braze Total Shareholder Return ($)	Peer Group Total Shareholder Return ($)(5)
2023 Fiscal year	666,824	(23,867,574)	491,642	(4,926,253)	34.26	93.37	(140,746)	355,426
2022 Fiscal year	29,342,548	53,719,393	8,502,896	13,019,701	53.56	72.40	(78,167)	238,035

(1)
The following table shows for each Covered Year the adjustments made to the total compensation shown for our CEO, William Magnuson, on the SCT to arrive at “compensation actually paid” as reflected on the table above:

Adjustments to Determine CEO Compensation Actually Paid	2023 Fiscal year	2022 Fiscal year
SCT total amount	$666,824	$29,342,548
Less Amounts Reported under “Option Awards” Column in SCT for the Covered Year	—	$28,528,500
Plus Year-end Fair Value of Stock Options Awards Granted during Covered Year that Remain Unvested as of Year-end	—	$43,606,356
Plus Fair Value on Vesting of Stock Option Awards Granted during Covered Year that Vest during Covered Year	—	—
Change (positive or negative) in Fair Value from Prior Year-end to Covered Year-end of Option Awards Granted Prior to Covered Year that were Outstanding and Unvested as of Covered Year-end	$(16,664,766)	$3,620,163
Change (positive or negative) in Fair Value from Prior Year-end to Vesting Date of Stock Option Awards Granted Prior to Covered Year that Vested during Covered Year	$(7,869,632)	$5,678,827
TOTAL ADJUSTMENTS:	$(24,534,398)	$24,376,845
TOTAL COMPENSATION ACTUALLY PAID:	$(23,867,574)	$53,719,393
(2)
For purposes of the adjustments to determine “compensation actually paid”, we computed the fair value of stock option awards in accordance with FASB ASC Topic 718 as of the end of the relevant fiscal year, other than the fair values of equity awards that vested in the Covered Year, which are valued as of the applicable vesting date. The valuation assumptions used in the calculation of such amounts (as updated for purposes of this disclosure to reflect the relevant dates for purposes of calculating fair value) are set forth in Note 12—Employee Stock Plans in our Annual Report on Form 10-K for the 2023 fiscal year.

(3)	The Other NEOs for the 2023 fiscal year were Isabelle Winkles, Jonathan Hyman, Myles Kleeger and Susan Wiseman. The Other NEOs for the 2022 fiscal year were Jonathan Hyman and Myles Kleeger.

(4)
The following table shows for each Covered Year presented the adjustments made to the average of the total compensation shown for the Other NEOs on the SCT to arrive at “compensation actually paid” as reflected on the table above:

Adjustments to Determine Average Other NEO Compensation Actually Paid	2023 Fiscal year	2022 Fiscal year
SCT total amount	$491,642	$8,502,896
Less Amounts Reported under “Option Awards” Column in SCT for the Covered Year	—	$7,843,500
Plus Year-end Fair Value of Stock Options Awards Granted during Covered Year that Remain Unvested as of Year-end	—	$9,773,402
Plus Fair Value on Vesting of Stock Option Awards Granted during Covered Year that Vest during Covered Year	—	—
Change (positive or negative) in Fair Value from Prior Year-end to Covered Year-end of Stock Option Awards Granted Prior to Covered Year that were Outstanding and Unvested as of Covered Year-end	$(3,626,644)	$898,246
Change (positive or negative) in Fair Value from Prior Year-end to Vesting Date of Stock Option Awards Granted Prior to Covered Year that Vested during Covered Year	$(1,791,251)	$1,688,657
TOTAL ADJUSTMENTS:	$(5,417,895)	$4,516,805
TOTAL AVERAGE COMPENSATION ACTUALLY PAID:	$(4,926,253)	$13,019,701
(5)
Total Shareholder Return shown in this table utilizes the Nasdaq Computer Index, which is the index included in the stock performance graph required by Item 201(e) of Regulation S-K in this proxy statement. The comparison assumes $100.00 was invested in our Class A common stock and the Nasdaq Computer Index at their respective closing prices on the IPO Date and ending on January 31 of each Covered Year. All dollar values assume reinvestment of the pre-tax value of dividends paid by companies included in the Nasdaq Computer Index. The historical stock price performance of our Class A common stock shown is not necessarily indicative of future stock price performance.

(6)
Reflects “Net (loss) income” for each Covered Year as set forth in our Consolidated Statements of Operations included in our Annual Report on Form 10-K for each of the Covered Years. For the avoidance of doubt, “Net (loss) income” is a GAAP measure.

(7)
Reflects “Revenue” for each Covered Year as set forth in our Consolidated Statements of Operations included in our Annual Report on Form 10-K for each of the Covered Years. For the avoidance of doubt, “Revenue” is a GAAP measure.

Discussion of Compensation Actually Paid
As reflected in the tables above, changes in the market price of our Class A common stock following the date of grant of an award can have a significant impact on the amount of “compensation actually paid” to our CEO and Other NEOs, as calculated pursuant to the SEC rules.
Further, the timing of equity grants may also unintentionally impact the “compensation actually paid” as calculated pursuant to the rule. Our NEOs received stock option grants in April 2021 as part of our multi-year compensation strategy for our executive officers designed to provide equity incentives through our initial public offering and first year as a public company. These stock option grants were intended to promote the alignment of our NEO compensation with long-term stockholder value creation and, in light of those grants, our NEOs did not receive grants of equity-based awards during the 2023 fiscal year.
To assist in understanding these changes in value, the following table shows the closing price for one share of our Class A common stock as of the IPO Date and on the last trading day of each Covered Year:
	January 31, 2023	January 31, 2022	IPO Date Closing Price
Price of our Class A common stock	$32.00	$50.02	$93.39

See also the “Stock Performance Graph” discussion of this proxy statement for a graphical illustration of total shareholder return on a fixed $100 investment made as of IPO Date in shares of our Class A common stock and in the Nasdaq Computer Index.
Set forth below are charts illustrating the relationship between (a) the compensation actually paid to our CEO and (b) the average compensation actually paid to our Other NEOs during each Covered Year and each of:
•	Braze’s cumulative TSR for each Covered Year

Compensation Actually Paid v. Total Shareholder Return
Compensation Actually Paid ($ millions)
$60.0
$50.0
$40.0
$30.0
$20.0
$10.0
$-
$(10.0)
$(20.0)
$(30.0)
Total Shareholder Return ($)
60.00
50.00
40.00
30.00
20.00
10.00
0.00
FY'22
FY'23
Compensation Actually Paid (CEO)
Compensation Actually Paid (NEO)
Total Shareholder Return

•	Braze’s Net (loss) income for each Covered Year

•	Braze’s Revenue for each Covered Year

Compensation Actually Paid v. Revenue
Compensation Actually Paid ($ millions)
$60.0
$50.0
$40.0
$30.0
$20.0
$10.0
$-
$(10.0)
$(20.0)
$(30.0)
$400.0
$350.0
$300.0
$250.0
$200.0
$150.0
$100.0
$50.0
$-
Revenue ($ millions)
FY'22
FY'23
Compensation Actually Paid (CEO)
Compensation Actually Paid (NEO)
Revenue

Most Important Performance Measures for the 2023 Fiscal Year
The following table sets forth an unranked list of the performance measures which we view as the “most important” measures for linking “compensation actually paid” to our CEO and Other NEOs for the 2023 fiscal year to performance:
Performance Measure	What it Measures
Revenue ($)	Revenue (determined on a consolidated basis) is a GAAP measure reported in our audited financial statements.

ACV ($)
Represents the annual recurring revenue of new commercial activity from both existing customers and new customers sold by Braze during the fiscal year (excluding the impact of any one-time implementation and onboarding fees, and the impact of any overage fees or passthrough revenue).

RR ($)
Represents the dollar value of recurring revenue that was renewed with Braze during the fiscal year divided by the total dollars available for renewal during that same period (excluding the impact of any one-time implementation and onboarding fees, and the impact of any overage fees or passthrough revenue).

For additional disclosure on these performance measures, see “Compensation Discussion and Analysis – Annual Performance-Based Cash Bonus Program” above.
All information provided above under the “Pay versus Performance” heading will not be deemed to be incorporated by reference into any filing of the company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent the company specifically incorporates such information by reference.

NON-EMPLOYEE DIRECTOR COMPENSATION
The following table sets forth information regarding compensation earned by or paid to our non-employee directors for the fiscal year ended January 31, 2023:
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Total ($)
Neeraj Agrawal	40,000	188,758	228,758
Phillip M. Fernandez	59,000	188,758	247,758
Matthew Jacobson(3)	—	—	—
Tara Walpert Levy	45,000	188,758	233,758
David Obstler	50,000	188,758	238,758
Doug Pepper	—	—	—
(1)
Amounts reported represent the aggregate grant date fair value of RSUs granted to our non-employee directors during our 2023 fiscal year under the 2021 Plan, computed in accordance with ASC Topic 718. The assumptions used in calculating the grant date fair value of the RSUs reported in this column are set forth in the notes to our audited consolidated financial statements included elsewhere in our Annual Report on Form 10-K for the 2023 fiscal year. This amount does not reflect the actual economic value that may be realized by the non-employee directors.

(2)	As of January 31, 2023, the aggregate number of shares underlying outstanding stock options and RSUs held by each of our non-employee directors was as follows:
Name	Number of Shares Underlying Options	Number of Restricted Stock Units
Neeraj Agrawal	—	5,210
Phillip M. Fernandez	179,692	5,210
Matthew Jacobson	—	—
Tara Walpert Levy	73,938	5,210
David Obstler	—	28,694
Doug Pepper	—	—
(3)	Mr. Jacobson resigned from our board of directors in April 2023.
Mr. Machado joined our board of directors in April 2023. Accordingly, he did not receive any compensation for service as a director in our 2023 fiscal year. Mr. Magnuson, our Chief Executive Officer, is also a member of our board of directors but does not receive any additional compensation for his service as a director. See the section titled “2023 Fiscal Year Executive Compensation Program” and “Other Features of Our Executive Compensation Program” for more information regarding the compensation earned by Mr. Magnuson.
Non-Employee Director Compensation Policy
Our board of directors has adopted a non-employee director compensation policy that is applicable to all of our non-employee directors and provides that each such non-employee director will receive the following compensation for service on our board of directors:
•	an annual cash retainer of $30,000;
•	an additional annual cash retainer of $30,000 for service as non-executive Chairperson;
•	an additional annual cash retainer of $15,000 for service as Lead Independent Director;
•
an additional annual cash retainer of $10,000 for service as a member of the audit committee, $7,000 for service as a member of the compensation committee and $4,000 for service as a member of the nominating and corporate governance committee;

•
an additional annual cash retainer of $20,000 for service as Chairperson of the audit committee, $14,000 for service as Chairperson of the compensation committee and $8,000 for service as Chairperson of the nominating and corporate governance committee, each in lieu of the annual cash retainer for service as a member of such committee as described above;

•
an initial RSU award granted upon a non-employee director’s initial election or appointment to the board of directors, with a value equal to $225,000 as of the date of grant and vesting in three equal annual installments on the first three anniversaries of the date of grant; and

•
an additional RSU award, granted at each annual meeting of our stockholders, to each non-employee director serving on such date, with a value equal to $175,000 (subject to adjustment as set forth in the compensation policy) as of the date of grant and vesting on the earlier of the first anniversary of the date of grant or the date immediately preceding the date of the following annual meeting of our stockholders.

The vesting of each non-employee director’s RSU award is subject to such director’s continuous service with us as of the applicable vesting date. Any awards granted under the policy that are unvested as of the occurrence of a change in control (as defined in the 2021 Plan) will automatically vest immediately prior to such change in control. Pursuant to the policy, the compensation described above, with respect to any fiscal year beginning in fiscal year 2023, shall be subject to the limits on non-employee director compensation set forth in the 2021 Plan. Each of the RSU awards described above will be granted under our 2021 Plan.

PROPOSAL 2

APPROVAL, ON A NON-BINDING, ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
In accordance with the requirements of Section 14A of the Exchange Act, we are providing our stockholders the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers (as disclosed under “Executive Compensation—Compensation Discussion and Analysis,” the tables included under the heading “Executive Compensation” and the accompanying narrative).
You are encouraged to review the section titled “Executive Compensation” and, in particular, the section titled “Executive Compensation—Compensation Discussion and Analysis” in this proxy statement, which provide a comprehensive review of our executive compensation program and its elements, objectives and rationale.
The vote on this resolution is not intended to address any specific element of compensation, rather the vote relates to the compensation of our named executive officers in its totality, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC.
In accordance with Section 14A of the Exchange Act rules, stockholders are asked to approve the following non-binding resolution:
“RESOLVED, that the Company’s stockholders hereby approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Company’s proxy statement for the Braze Annual Meeting of Stockholders to be held on June 29, 2023, pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the accompanying narrative.”
The approval of this non-binding proposal requires the affirmative vote of a majority of the voting power of the outstanding shares of common stock present virtually or represented by proxy and voting affirmatively or negatively (excluding abstentions and broker non-votes).
Since this proposal is an advisory vote, the result will not be binding on our board of directors or our compensation committee. However, our board of directors values our stockholders’ opinions, and our board of directors and the compensation committee will take into account the outcome of the advisory vote when considering future executive compensation decisions.
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE NON-BINDING RESOLUTION ON NAMED EXECUTIVE OFFICER COMPENSATION.

PROPOSAL 3

APPROVAL, ON A NON-BINDING, ADVISORY BASIS, OF THE FREQUENCY OF FUTURE NON-BINDING, ADVISORY VOTES TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
Section 14A of the Exchange Act provides that every six years we must provide stockholders an opportunity to vote, on a non-binding, advisory basis, for their preference on how frequently we should seek future non-binding, advisory votes to approve the compensation of our named executive officers (such as the one described in Proposal No. 2 above). Specifically, stockholders may indicate whether they would prefer these advisory resolutions on named executive officer compensation to be presented for stockholder approval every one, two or three years.
Our board of directors believes at this time that an annual frequency is appropriate for Braze. The board of directors believes that an annual vote on named executive officer compensation provides stockholders with the opportunity to provide timely and direct input to the board of directors and the compensation committee about our executive compensation philosophy, policies and practices as disclosed in the proxy statement each year. The board of directors believes that an annual vote is therefore consistent with our efforts to engage in an ongoing dialogue with our stockholders on executive compensation and corporate governance matters. The board of directors will continue to evaluate the appropriate frequency for the stockholder executive compensation vote.
Please note that stockholders are not voting to approve or disapprove the recommendation of the board of directors with respect to this proposal. Instead, the proxy card provides four choices: a one, two or three year frequency or stockholders may abstain from voting on the proposal. The option of one, two or three years that receives a majority of the votes of the outstanding shares of common stock present virtually or represented by proxy and voting affirmatively or negatively (excluding abstentions and broker non-votes) will be approved. If no option received a majority of such votes, the option of one, two or three years that receives the highest number of votes will be deemed to be the frequency preferred by our stockholders.
Since this proposal is an advisory vote, the result will not be binding on our board of directors. As such, the results of the vote will not be construed to create or imply any change to the fiduciary duties of our board of directors. Our board of directors may decide that it is in the best interests of Braze and our stockholders to hold a non-binding, advisory vote on our named executive officer compensation more or less frequently than the option approved by our stockholders. However, our board of directors values our stockholders’ opinions, and our board of directors and the compensation committee will take into account the outcome of the advisory vote when determining how often we should submit to stockholders future “say-on-pay” votes. We expect that the next stockholder vote on the frequency of non-binding, advisory votes on named executive officer compensation will occur at our 2029 annual meeting of stockholders.
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR A “ONE-YEAR” FREQUENCY FOR
FUTURE ADVISORY VOTES ON NAMED EXECUTIVE OFFICER COMPENSATION.

PROPOSAL 4

RATIFICATION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The audit committee of our board of directors has selected Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2024, and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited our financial statements since 2019. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Neither our amended and restated bylaws nor other governing documents or law require stockholders’ ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm. However, the audit committee is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the audit committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of Braze and our stockholders.
The affirmative vote of the holders of shares representing a majority of the voting power of the outstanding shares of common stock present by virtual attendance or represented by proxy and voting affirmatively or negatively at the Annual Meeting will be required to ratify the selection of Ernst & Young LLP.
Principal Accountant Fees and Services
The following table represents aggregate fees billed to us by Ernst & Young LLP for the periods set forth below.
	Fiscal Year Ended January 31,
	2023	2022
	(in thousands)
Audit Fees(1)	$2,310	$1,100
Audit-related Fees	—	—
Tax Fees	—	—
All Other Fees	5	2
Total Fees	$2,315	$1,102
(1)
Audit fees consist of fees for professional services provided in connection with the audit of our annual consolidated financial statements, the review of our quarterly consolidated financial statements, and audit services that are normally provided by an independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years. The audit fees also include fees for professional services provided in connection with our initial public offering incurred during the fiscal year ended January 31, 2022, including comfort letters, consents, and review of documents filed with the SEC and with our Registration Statements on Form S-8 filed during the fourth fiscal quarter of the fiscal year ended January 31, 2022 and the first fiscal quarter of the fiscal year ended January 31, 2023.

All fees described above were pre-approved by the audit committee.
Pre-Approval Policies and Procedures
The audit committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm, Ernst & Young LLP. The policy generally permits pre-approval of specified services in the defined categories of audit services, audit-related services, tax services and other non-audit services. Pre-approval may also be given as part of the audit committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual, explicit, case-by-case basis before the independent registered public accounting firm is engaged to provide each service. The pre-approval of services may be delegated to one or more of the audit committee’s members, including the audit committee’s Chairperson. Any such delegation shall be effective until modified or rescinded by the audit committee, and any pre-approval decision made pursuant to such delegation must be reported to the full audit committee at its next scheduled meeting.
The audit committee has determined that the rendering of services other than audit services by Ernst & Young LLP is compatible with maintaining the principal accountant’s independence.
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF ERNST &
YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the ownership of our common stock as of April 30, 2023 by:
•	each of our named executive officers;
•	each of our directors and director nominees;
•	all of our executive officers, directors and director nominees as a group; and
•	each person or entity known by us to be beneficial owners of more than five percent of our outstanding common stock.
We have determined beneficial ownership in accordance with the rules and regulations of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole investment power with respect to all shares that they beneficially own, subject to applicable community property laws.
Applicable percentage ownership is based on 63,113,550 shares of Class A common stock and 33,745,938 shares of Class B common stock outstanding as of April 30, 2023. In computing the number of shares beneficially owned by a person and the percentage ownership of such person, we deemed to be outstanding all shares subject to stock options or RSUs held by the person that are currently exercisable, or exercisable or would vest based on service-based vesting conditions, as applicable, within 60 days of April 30, 2023. However, except as described above, we did not deem such shares outstanding for the purpose of computing the percentage ownership of any other person.
Unless otherwise indicated, the address for each beneficial owner listed in the table below is c/o Braze, Inc., 330 West 34th Street, Floor 18, New York, New York 10001.
	Beneficial Ownership
	Class A Common Stock		Class B Common Stock		% of Total Voting Power†
Beneficial Owner	Number of Shares	%	Number of Shares	%
5% Stockholders:
Entities affiliated with Battery Ventures(1)	3,242,614	5.1	12,926,246	38.3	33.1
Entities affiliated with ICONIQ Capital(2)	7,669,763	12.2	6,881,134	20.4	19.1
Entities affiliated with MCG7 Capital Inc.(3)	4,355,448	6.9	4,278,960	12.7	11.8
Cadian Capital Management, LP(4)	5,175,799	8.2	—	—	1.3
Morgan Stanley(5)	4,974,410	7.9	—	—	1.2
Directors and Named Executive Officers:
William Magnuson(6)	191,506	*	4,389,202	12.6	10.7
Isabelle Winkles(7)	70,454	*	35,396	*	*
Jonathan Hyman(8)	9,499	*	2,108,720	6.2	5.2
Myles Kleeger(9)	6,875	*	1,929,234	5.6	4.7
Susan Wiseman(10)	11,122	*	280,009	*	*
Neeraj Agrawal(11)	3,293,602	5.2	12,926,246	38.3	33.1
Phillip M. Fernandez(12)	5,210	*	179,692	*	*
Fernando Machado	—	—	—	—	—
Tara Walpert Levy(13)	5,210	*	116,593	*	*
David Obstler(14)	33,455	*	—	—	*
Doug Pepper(15)	66,648	*	—	—	*
AlOur executive officers and directors as a group (11 persons)(16)	3,683,161	5.8	21,965,092	60.5	52.4
*	Less than one percent.
†
Percentage of total voting power represents voting power with respect to all shares of our Class A and Class B common stock, as a single class. The holders of our Class B common stock are entitled to ten votes per share, and holders of our Class A common stock are entitled to one vote per share.

(1)
Based on Schedule 13G/A filed on February 14, 2023 and Form 4s filed subsequent to that date, in each case, by entities associated with Battery Ventures. Consists of (a) 705,927 shares of Class A common stock and 4,490,780 shares of Class B common stock held by Battery Ventures XI-A, L.P.(“BV XI-A”), (b) 186,521 shares of Class A common stock and 1,186,562 shares of Class B common stock held by Battery Ventures XI-B, L.P. (“BV XI-B”), (c) 733,415 shares of Class A common stock and 4,665,647 shares of Class B common stock held by Battery Ventures XI-A Side Fund, L.P. (“BV XI-A SF”), (d) 159,033 shares of Class A common stock and 1,011,695 shares of Class B common stock held by Battery Ventures XI-B Side Fund, L.P. (“BV XI-B SF”) (e) 32,718 shares of Class A common stock and 208,137 shares of Class B common stock held by Battery Investment Partners XI, LLC (“BIP XI”), (f) 1,395,750 shares of Class A common stock and 1,141,717 shares of Class B common stock held by Battery Ventures Select Fund I, L.P. (“BV Select I”) and (g) 29,250 shares of Class A common stock and 221,708 shares of Class B common stock held by Battery Investment Partners Select Fund I, L.P. (“BIP Select I”). The sole general partner of BV XI-A and BV XI-B is Battery Partners XI, LLC (“BP XI”). The sole general partner of BV XI-A SF and BV XI-B SF is Battery Partners XI Side Fund, LLC (“BP XI SF”). The sole managing member of BIP IX is BP IX. The sole general partner of BV Select I is Battery Partners Select Fund I, L.P. whose sole general partner is Battery Partners Select Fund I GP, LLC (“BP Select”). The general partner of BIP Select I is BP Select. The managing members of each of BP XI and BP XI SF who may be deemed to share voting and dispositive power with respect to the shares held by BV XI-A, BV XI-B, BV XI-A SF, BV XI-B SF, and BP XI are Neeraj Agrawal, Michael Brown, Jesse Feldman, Russell Fleischer, Roger Lee, Chelsea Stoner, Dharmesh Thakker, and Scott Tobin. The managing members of BP Select who may be deemed to share voting and dispositive power with respect to the shares held by BV Select I and BIP Select I are Neeraj Agrawal, Michael Brown, Morad Elhafed, Jesse Feldman, Russell Fleischer, Roger Lee, Chelsea Stoner, and Dharmesh Thakker. The address of each of these entities is One Marina Park Drive, Suite 1100, Boston, Massachusetts 02210.

(2)
Based on Schedule 13G/A filed on February 14, 2023 and Form 4s filed subsequent to that date, in each case, by entities associated with ICONIQ Strategic Partners. Consists of (a) 2,843,171 shares of Class A common stock and 2,190,680 shares of Class B common stock held by ICONIQ Strategic Partners III, LP (“ICONIQ III”), (b) 3,037,962 shares of Class A common stock and 2,340,769 shares of Class B common stock held by ICONIQ Strategic Partners III-B, LP (“ICONIQ III-B”), (c) 924,889 shares of Class B common stock held by ICONIQ Strategic Partners V, L.P. (“ICONIQ V”), (d) 1,424,796 shares of Class B common stock held by ICONIQ Strategic Partners V-B, L.P., (“ICONIQ V-B”), (e) 752,506 shares of Class A common stock held by ICONIQ Strategic Partners VI, L.P. (“ICONIQ VI”), and (f) 1,036,124 shares of Class A common stock held by ICONIQ Strategic Partners VI-B, L.P. (“ICONIQ VI-B”). ICONIQ III and ICONIQ III-B are the “ICONIQ III Entities”. ICONIQ V and ICONIQ V-B are the “ICONIQ V Entities”. ICONIQ VI and ICONIQ VI-B are the “ICONIQ VI Entities”. ICONIQ Strategic Partners GP III, L.P. (“ICONIQ III GP”) is the sole general partner of each of ICONIQ III and ICONIQ III-B. ICONIQ Strategic Partners III TT GP, Ltd. (“ICONIQ Parent GP III”) is the sole general partner of ICONIQ III GP. Divesh Makan and William J.G. Griffith are the sole equity holders of ICONIQ Parent GP III, and may be deemed to have shared voting, investment and dispositive power with respect to the shares held by the ICONIQ III Entities. ICONIQ Strategic Partners GP V, L.P. (“ICONIQ GP V”) is the sole general partner of each of ICONIQ V and ICONIQ V-B. ICONIQ Strategic Partners V TT GP, Ltd. (“ICONIQ Parent GP V”) is the sole general partner of ICONIQ GP V. Divesh Makan, William J.G. Griffith and Matthew Jacobson are the sole equity holders of ICONIQ Parent GP V, and may be deemed to have shared voting, investment and dispositive power with respect to the shares held by the ICONIQ V Entities. ICONIQ Strategic Partners VI GP, L.P. (“ICONIQ VI GP”) is the sole general partner of each of the ICONIQ VI Entities. ICONIQ Strategic Partners VI TT GP, Ltd. (“ICONIQ Parent GP VI”) is the sole general partner of ICONIQ VI GP. Divesh Makan, William J.G.Griffith and Matthew Jacobson are the sole equity holders of ICONIQ Parent GP VI, and may be deemed to have shared voting, investment and dispositive power with respect to the shares held by the ICONIQ VI Entities. The address of each of these entities and persons is ICONIQ Strategic Partners, 50 Beale Street, Suite 2300, San Francisco, California 94105.

(3)
Based on Schedule 13G/A filed on February 14, 2023 by entities associated with MCG7 Capital Inc. (“MCG7”). Consists of (a) 4,000,000 shares of Class A common stock, (b) 4,278,960 shares of Class B common stock held by Binder Clip Holdings LLC (“Binder”) and (c) 355,448 shares of Class A common stock Appboy BH LLC (“Appboy”). Binder is the indirect wholly-owned subsidiary of MCG7 Capital Inc. (“MCG7”) and Appboy is a direct wholly-owned subsidiary of Binder. MCG7 may be deemed to beneficially own the shares held by Binder and Appboy. Voting and dispositive power with respect to the shares held by Appboy is exercised by the board of managers of Appboy. Voting and dispositive power with respect to the shares held by Binder is exercised by the board of managers of Binder. The board of directors of MCG7, the board of managers of Binder, and the board of managers of Appboy are composed of the same three individuals, Laurent Attar, Zev Zlotnick and Jacob Horowitz. Decisions of MCG7 are made by a vote of a majority of directors, and as a result, no single person has voting or dispositive authority over such securities. Each director of MCG7, each manager of Binder, and each manager of Appboy disclaims beneficial ownership of such securities. The address of each of MCG7 and Binder is c/o Paul Hastings LLP, 200 Park Avenue, New York, NY 10166.

(4)
Based solely on Schedule 13G filed by Cadian Capital Management, LP (“Cadian”) on February 13, 2023, which reported that Cadian had shared voting and dispositive power over 5,175,799 shares of Class A common stock. Such shares are directly held by Cadian Master Fund L.P. and Cadian Opportunities Master Fund LP (collectively, the “Advisory Clients”), advisory clients of Cadian. Pursuant to Investment Management Agreements, as amended, between the Advisory Clients and Cadian, Cadian exercises exclusive voting and investment power over securities directly held by the Advisory Clients. Cadian Capital Management GP, LLC is the general partner of the Cadian. Eric Bannasch is the sole managing member of Cadian Capital Management GP, LLC. The address of Cadian is 535 Madison Avenue, 36th Floor, New York, NY 10022.

(5)
Based solely on Schedule 13G/A filed by Morgan Stanley on February 8, 2023, which reported that Morgan Stanley had shared voting and dispositive power over 4,976,125 shares of Class A common stock. The address of Morgan Stanley is 1585 Broadway, New York, NY 10036.

(6)
Consists of (a) 171,002 shares of Class A common stock, (b) 20,504 shares of Class A common stock issuable upon the vesting and settlement of outstanding restricted stock units, (c) 3,277,143 shares of Class B common stock and (d) 1,112,059 shares of Class B common stock issuable upon the exercise of stock options.

(7)
Consists of (a) 61,082 shares of Class A common stock, (b) 9,372 shares of Class A common stock issuable upon the vesting and settlement of outstanding restricted stock units and (c) 35,396 shares of Class B common stock issuable upon the exercise of stock options.

(8)
Consists of (a) 766 shares of Class A common stock, (b) 8,733 shares of Class A common stock issuable upon the vesting and settlement of outstanding restricted stock units, (b) 1,766,048 shares of Class B common stock, (c) 28,564 shares of Class B common stock held by a family trust, (d) 28,564 shares of Class B common stock held by a family trust, and (e) 285,412 shares of Class B common stock issuable upon the exercise of stock options.

(9)
Consists of (a) 6,875 shares of Class A common stock issuable upon the vesting and settlement of outstanding restricted stock units (b) 786,033 shares of Class B commons stock, (c) 111,111 shares of Class B common stock held by a family trust, (d) 111,111 shares of Class B common stock held by a family trust, (e) 100,937 shares of Class B common stock held by a family GRAT, (f) 65,730 shares held by a family GRAT and (g) 754,312 shares of Class B common stock issuable upon the exercise of stock options.

(10)
Consists of (a) 5,981 shares of Class A common stock, (b) 5,141 shares of Class A common stock issuable upon the vesting and settlement of outstanding restricted stock units, (c) 159,233 shares of Class B common stock and (d) 120,776 shares of Class B common stock issuable upon the exercise of stock options.

(11)
Includes of the shares held by entities affiliated with Battery Ventures referenced in footnote (1) above and 5,210 shares of Class A common stock issuable upon the vesting and settlement of outstanding restricted stock units.

(12)
Consists of (a) 5,210 shares of Class A common stock issuable upon the vesting and settlement of outstanding restricted stock units and (b) 179,692 shares of Class B common stock issuable upon the exercise of stock options.

(13)
Consists of (a) 5,210 shares of Class A common stock issuable upon the vesting and settlement of outstanding restricted stock units, (b) 62,562 shares of Class B common stock held by a family trust and (c) 54,031 shares of Class B common stock issuable upon the exercise of stock options.

(14)	Consists of (a) 24,266 shares of Class A common stock, and (b) 9,189 shares of Class A common stock issuable upon the vesting and settlement of outstanding restricted stock units.
(15)	Consists of 66,648 shares of Class A common stock held by a family trust.
(16)
Consists of (a) 3,618,137 shares of Class A common stock, (b) 75,444 shares of Class A common stock issuable upon the vesting and settlement of outstanding restricted stock units, (c) 19,423,414 shares of Class B common stock and (d) 2,541,678 shares of Class B common stock issuable upon the exercise of stock options.

Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of Braze. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.
To our knowledge, based on a review of the copies of such reports filed on the SEC’s EDGAR system and written representations that no other reports were required, during the fiscal year ended January 31, 2023, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with; except that one report, covering an aggregate of four transactions, was filed late by Matthew Jacobson, one report, covering an aggregate of four transactions, was filed late by Douglas Pepper, one report, covering an aggregate of four transactions, was filed late by ICONIQ Strategic Partners VI, L.P., one report, covering one transaction, was filed late by David Obstler, one report, covering one transaction, was filed late by Neeraj Agrawal, one report, covering one transaction, was filed late by Phillip Fernandez, one report, covering one transaction, was filed late by Tara Walpert Levy, one report, covering one transaction, was filed late by Pankaj Malik and one Form 4/A was filed for Susan Wiseman.

Stock Performance Graph
The graph below shows a comparison, from November 17, 2021 (the date our Class A common stock commenced trading on Nasdaq) through January 31, 2023, of the cumulative total return to stockholders of our Class A common stock relative to the Nasdaq Composite Index (the “Nasdaq Composite”) and the Nasdaq Computer Index (the “Nasdaq Computer”).
The graph assumes that $100.00 was invested in each of our Class A common stock, the Nasdaq Composite and the Nasdaq Computer at their respective closing prices on November 17, 2021 and assumes reinvestment of gross dividends. The stock price performance shown in the graph represents past performance and should not be considered an indication of future stock price performance.

Total Return Nov 2021 - Jan 2023
120.00
100.00
80.00
60.00
40.00
20.00
Dollar
11/17/21
11/30/21
12/31/21
1/31/22
2/28/22
3/31/22
4/30/22
5/31/22
6/30/22
7/31/22
8/31/22
9/30/22
10/31/22
11/30/22
12/31/22
1/31/23
BRZE
Nasdaq Composite
Nasdaq Computer Index

This performance graph shall not be deemed “soliciting material” or to be “filed” with the SEC for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities under that Section, and shall not be deemed to be incorporated by reference into any filing of Braze, Inc. under the Securities Act or the Exchange Act.

TRANSACTIONS WITH RELATED PERSONS
The following is a summary of transactions since February 1, 2022, to which we have been a participant in which:
•	the amount involved exceeded or will exceed $120,000; and
•
any of our directors, executive officers or holders of more than 5% of our capital stock, or any member of the immediate family of, or person sharing the household with, the foregoing persons, had or will have a direct or indirect material interest.

Director Affiliated Vendor
Mr. Obstler also serves as the Chief Financial Officer of Datadog, Inc., one of our vendors. We have purchased services from Datadog, Inc. in the aggregate amount of approximately $1.4 million in the fiscal year ended January 31, 2023.
Equity Grants to Directors and Executive Officers
We have granted stock options and restricted stock awards to certain of our directors and executive officers. For more information regarding the stock options and stock awards granted to our directors and named executive officers, see the sections titled “Executive Compensation” and “Non-Employee Director Compensation.”
Indemnification Agreements
Our amended and restated certificate of incorporation contains provisions limiting the liability of directors, and our amended and restated bylaws provide that we will indemnify each of our directors and officers to the fullest extent permitted under Delaware law. Our amended and restated certificate of incorporation and amended and restated bylaws also provide our board of directors with discretion to indemnify our employees and other agents when determined appropriate by the board. In addition, we have entered into an indemnification agreement with each of our directors and executive officers, which requires us to indemnify them. For more information regarding these agreements, see the section titled “Executive Compensation—Indemnification Matters.”
Policies and Procedures for Transactions with Related Persons
We have adopted a policy that our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our common stock and any members of the immediate family of any of the foregoing persons are not permitted to enter into a related person transaction with us without the approval or ratification of our board of directors or our audit committee. Any request for us to enter into a transaction with an executive officer, director, nominee for election as a director, beneficial owner of more than 5% of any class of our common stock or any member of the immediate family of any of the foregoing persons, in which the amount involved exceeds $120,000 and such person would have a direct or indirect interest, must be presented to our board of directors or our audit committee for review, consideration and approval. In approving or rejecting any such proposal, our board of directors or our audit committee is to consider the material facts of the transaction, including whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
This year, a number of brokers with account holders who are our stockholders will likely be “householding” our proxy materials. A single Notice will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice, please notify your broker or us. Direct your written request to us via email at ir@braze.com. Stockholders who currently receive multiple copies of the Notices at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS
Our board of directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.
By Order of the Board of Directors

Susan Wiseman General Counsel and Secretary
May 17, 2023
We have filed our Annual Report on Form 10-K for the fiscal year ended January 31, 2023, with the SEC, and we will furnish a copy of our annual report to stockholders concurrently with filing these proxy materials with the SEC. Accordingly, our Annual Report on Form 10-K and annual report to stockholders are available free of charge at the SEC’s web site at www.sec.gov. Stockholders can also access this proxy statement, our annual report to stockholders and our Annual Report on Form 10-K at investors.braze.com. A copy of our Annual Report on Form 10-K for the fiscal year ended January 31, 2023 is also available without charge upon written request to us via email at ir@braze.com.

**SCAN TO**
**VIEW MATERIALS & VOTE**

**VOTE BY INTERNET**
*Before The Meeting* - Go to **www.proxyvote.com** or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on June 28, 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

*During The Meeting* - Go to **www.virtualshareholdermeeting.com/BRZE2023**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

**VOTE BY PHONE - 1-800-690-6903**
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on June 28, 2023. Have your proxy card in hand when you call and then follow the instructions.

**VOTE BY MAIL**
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V16493-P94071

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

**THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.**

**BRAZE, INC.**

**The Board of Directors recommends you vote FOR the following:**

1. Election of Two Class II Directors, each to hold office until our 2026 Annual Meeting of Stockholders

| **Nominees:** | **For** | **Withhold** |
|---|---|---|
| 1a. Doug Pepper | ☐ | ☐ |
| 1b. Neeraj Agrawal | ☐ | ☐ |

**The Board of Directors recommends you vote FOR the following proposal:**

| | **For** | **Against** | **Abstain** |
|---|---|---|---|
| 2. Advisory vote to approve the compensation of our named executive officers. | ☐ | ☐ | ☐ |

**The Board of Directors recommends you vote 1 YEAR on the following proposal:**

| | **1 Year** | **2 Years** | **3 Years** | **Abstain** |
|---|---|---|---|---|
| 3. Advisory vote to recommend the frequency of future advisory votes on the compensation of named executive officers. | ☐ | ☐ | ☐ | ☐ |

**The Board of Directors recommends you vote FOR the following proposal:**

**NOTE:** In their discretion, the proxyholders are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or adjournments thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

**Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:**
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

V16494-P94071

## BRAZE, INC.
## Annual Meeting of Stockholders
## June 29, 2023 2:00 PM
## This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) William Magnuson, Isabelle Winkles and Susan Wiseman, or any of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) each of them to represent and vote, as designated on the reverse side of this ballot, all of the shares of Class A common stock and Class B common stock of Braze, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held virtually, via live webcast at www.virtualshareholdermeeting.com/BRZE2023, originating from New York, New York at 2:00 PM ET on June 29, 2023, and any adjournment or postponement thereof.

**The shares represented by this proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations on all proposals. If any other matters properly come before the meeting, the person(s) named in this proxy will vote in their discretion.**

**Continued and to be signed on reverse side**